UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Unisys Corporation
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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March 18, 2016

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2016 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 28, 2016, at the Philadelphia Marriott Downtown, which is located at 1201 Market Street in Philadelphia, Pennsylvania. The meeting will begin at 8:00 a.m.

During 2015, we took steps to refocus our strategy, enhance our software and integrated solutions, realign our organization and address our cost base. These efforts included the implementation of a vertical go-to-market orientation, focusing our efforts within our Services segment toward higher-value and higher-margin offerings, taking steps to better leverage Unisys intellectual property and software, enhancing our leadership team, and building a security group to drive our Unisys Stealth solution and expand our presence in the managed security and consulting spaces. At the same time, we took significant steps to reduce our cost base. In 2016, we plan to continue to strengthen our go-to-market capabilities and work to deliver increased profitability and cash flow as we lay a foundation for renewed growth.

We are pleased to continue our practice of making proxy materials available to our stockholders over the Internet. We believe that doing so allows us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

Peter A. Altabef

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 28, 2016

Unisys Corporation will hold its 2016 Annual Meeting of Stockholders at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania, on Thursday, April 28, 2016, at 8:00 a.m., local time, to:

1.	elect nine directors;

2.	ratify the selection of the Company’s independent registered public accounting firm for 2016;

3.	hold an advisory vote to approve executive compensation;

4.	approve the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan; and

5.	transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on February 29, 2016 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Gerald P. Kenney
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 28, 2016:

The Company’s proxy statement and annual report are available at

www.proxyvote.com

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 28, 2016

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2016 Annual Meeting of Stockholders to be held on April 28, 2016 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve, on an advisory basis, the compensation of the Company’s named executive officers, (4) approve a new long-term incentive and equity compensation plan, and (5) transact any other business properly brought before the meeting.

The record date for the annual meeting is February 29, 2016. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 50,053,973 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2015, are being sent or given to stockholders on or about March 18, 2016.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote in person at the meeting.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, (4) FOR the approval of the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan, and (5) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors, the advisory resolution regarding the compensation of the Company’s named executive officers and the approval of the new long-term incentive and equity compensation plan are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of February 29, 2016. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 25, 2016. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “For” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2); Advisory Vote to Approve Executive Compensation (Item 3); 2016 Long-Term Incentive and Equity Compensation Plan (Item 4). The proposal to ratify the selection of the Company’s independent registered public accounting firm, the advisory resolution to approve executive compensation, and the proposal to approve a new long-term incentive and equity compensation plan will each be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote. Broker non-votes will not be included in the vote totals and therefore will have no effect on the advisory vote on executive compensation or the proposal to approve a new long-term incentive and equity compensation plan. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm, since brokers will be entitled to vote on this “routine” proposal.

The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.

ELECTION OF DIRECTORS

(Item 1)

The Board of Directors currently consists of nine members, each of whose term expires at the annual meeting. Each of the nine directors has been nominated for reelection for a term expiring at the 2017 annual meeting. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

PETER A. ALTABEF

Mr. Altabef, 56, is President and Chief Executive Officer of Unisys and a member of the Board of Directors. Prior to joining Unisys in January 2015, Mr. Altabef was the President and Chief Executive Officer, and a member of the Board of Directors, of MICROS Systems, Inc. from 2013 until 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. He previously served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef also serves on the Board of Advisors of Merit Energy Company, LLC and the Advisory Board of Petrus Trust Company, L.T.A. He previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013. Mr. Altabef has served as a director of Unisys since January 2015.

Mr. Altabef has more than 20 years of senior leadership experience in the information technology industry and, having led both Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance. As a result, Mr. Altabef has the leadership skills and experience to serve as a director and as the President and Chief Executive Officer of the Company.

JARED L. COHON

Dr. Cohon, 68, is President Emeritus and University Professor of Civil and Environmental Engineering and Engineering and Public Policy at Carnegie Mellon University. He served as President of Carnegie Mellon from 1997 until June 2013. During this period, he led the university’s global expansion while enhancing programs in information technology, diversity, international education, economic development and other areas. Prior to joining Carnegie Mellon, Dr. Cohon served as Dean of the School of Forestry and Environmental Studies at Yale University. Before that, he was an associate dean of engineering and vice provost for research at Johns Hopkins University. Dr. Cohon currently serves as a director of Lexmark International, Inc. and of Ingersoll-Rand, plc. From 1999 to 2008, he served as a director of Trane, Inc. (formerly American Standard Companies, Inc.). He has served as a director of Unisys since 2013 and is a member of the Compensation Committee.

Dr. Cohon brings to the Board both the management expertise and the unique perspective on technological matters gained from serving as the president of a global research university known for its leadership in technology programs. This, combined with his distinguished academic career, his international experience and the experience he has gained from serving as a director of multiple publicly traded companies make him a valued contributor to our Board.

ALISON DAVIS

Ms. Davis, 54, is former Managing Partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector, a position she held from 2003 to December 2010. Prior to joining Belvedere, she served as Chief Financial Officer and Head of Strategy and Corporate Development for Barclays Global Investors from 2000 to 2003 and as a senior partner at A.T. Kearney, Inc. from 1993 to 2000. Ms. Davis began her career as a consultant at McKinsey & Company. Ms. Davis is currently a director of the Royal Bank of Scotland Group plc., Diamond Foods, Inc., Fiserv Corporation and Ooma Inc. She also served as a director of First Data Corporation from 2002 to 2007, as a director of LECG Corporation from 2007 to 2011 and as a director of City National Bank from 2010 to 2011. Ms. Davis has served as a director of Unisys since 2011 and is a member of the Compensation Committee.

With her experience in global financial services and her roles as a senior executive and as a consultant, Ms. Davis brings valuable expertise in corporate strategy and financial management to our Board. In addition,

Ms. Davis’ years at Belvedere and Barclays, as well as her service as a director of Fiserv, City National Bank and Royal Bank of Scotland, have given her a deep understanding of the financial services market, a market that Unisys serves.

NATHANIEL A. DAVIS

Mr. Davis, 62, is Chief Executive Officer and Chairman of the Board of K12 Inc., a provider of proprietary curricula and on-line education programs for students in kindergarten through high school. Mr. Davis worked as Managing Director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms before assuming the role of Chairman of K12 in 2013. From 2007 to 2008 he was President and Chief Executive Officer of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its President and Chief Operating Officer. He also was a member of the XM Satellite Radio Board of Directors from 1999 until 2008. From 2000 to 2003, he was President and Chief Operating Officer and a member of the Board of Directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011. Mr. Davis has served as a director of Unisys since 2011 and is a member of the Nominating and Corporate Governance Committee.

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to our Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

DENISE K. FLETCHER

Ms. Fletcher, 67, is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. Ms. Fletcher is a director of Inovalon, Inc., a publicly-traded technology company, and a member of the Group Governance Council of Mazars Group, an international organization that specializes in audit, accounting, tax, legal and advisory services. During 2004 and 2005 she served as a director of Sempra Energy and of Orbitz, Inc. She has served as a director of Unisys since 2001 and is chair of the Nominating and Corporate Governance Committee and a member of the Audit and Finance Committee.

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with knowledge of financial and tax matters and financial reporting and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard and Bowne have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

PHILIPPE GERMOND

Mr. Germond, 59, is Chairman of the Management Board (the equivalent of chief executive officer) of Europcar Groupe S.A., a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe, a position he has held since 2014. Before joining Europcar Groupe, Mr. Germond served as Chairman and Chief Executive Officer of Paris Mutuel Urbain from 2009 to 2014, Chairman and Chief Executive Officer of Atos Origin from 2007 to 2008, a member of the Management Board of Atos Worldline from 2006 to 2008, President and Chief Operating Officer of Alcatel from 2003 to 2005 and Chairman and CEO of SFR (Societe Francaise du Radiotelephone —Cegetel) from 1995 to 2002. Prior to that, Mr. Germond began his career at Hewlett-Packard, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board. Mr. Germond is currently Chairman of the Supervisory Board of Qosmos, a French software company. He has served as a director of Unisys since February 2016.

As a successful leader in sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented will be helpful to Unisys as we continue our transformation and bring enhanced value to our clients. In addition, Mr. Germond’s vast global experience will be particularly useful for Unisys, a company with about half of its revenue from international operations and approximately 30% of its revenue from Europe.

LESLIE F. KENNE

Ms. Kenne, 68, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is currently an independent consultant for various defense companies and/or agencies. Ms. Kenne served as a director of EDO Corporation from 2004 to 2007 and is currently a director of Harris Corporation and Oshkosh Corporation. She has served as a director of Unisys since 2006 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

As a retired Air Force Lieutenant General, Ms. Kenne brings a unique perspective to our Board. In addition to her successful record of leadership and military service, she has first-hand experience on large government projects and on the government procurement process, experience that is valuable given the Company’s public sector business. Through her consultancy work, she also has knowledge of the security market, a market that Unisys serves.

LEE D. ROBERTS

Mr. Roberts, 63, is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for document, content and business process management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and Chief Executive Officer from 2000 to 2006, its president and Chief Executive Officer from 1998 to 2000, and President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He is a director of Inovalon, Inc. and QAD Inc.. Mr. Roberts has served as a director of Unisys since 2011 and is chair of the Compensation Committee and a member of the Audit and Finance Committee.

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Unisys Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

PAUL E. WEAVER

Mr. Weaver, 70, has over 30 years of experience in providing accounting, audit and business advisory advice and services. He was with PricewaterhouseCoopers from 1972 to 2006, serving as the firm’s Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver is currently a director of AMN Healthcare, Inc. and WellCare Health Plans, Inc. He also served as a director of Gateway, Inc. from 2006 to 2007 and as a director of Idearc Media from 2006 to 2009. Mr. Weaver has served as a director of Unisys since 2010 and is Chairman of the Board and chair of the Audit and Finance Committee.

Mr. Weaver’s experience in leadership and governance roles within PricewaterhouseCoopers, his position as head of the firm’s global technology practice and his years of experience providing audit and advisory services to a number of the world’s largest multinational companies make him particularly suited to be Chairman of Unisys and chair of the Audit and Finance Committee. In addition, his service on other boards and committees, including as chairman of the audit committees of AMN Healthcare and WellCare Health Plans, and as a member of the compensation committee of WellCare, gives him valuable knowledge and perspective.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held eight meetings in 2015. During 2015, all directors attended at least 75% of the total number of meetings of the Board of Directors and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2015 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors and nominees for director other than Mr. Altabef meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director or nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2015.

Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

Audit and Finance Committee

The Audit and Finance Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal financial and accounting controls, (3) the independence and qualifications of its independent registered public accounting firm, (4) the performance of its internal auditors and independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs, (6) the Company’s risk assessment and risk management policies, (7) the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans and (8) the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. In 2015, the Audit and Finance Committee held nine meetings. Its members are Ms. Fletcher, Mr. Roberts and Mr. Weaver (chair). The Board has determined that each of Ms. Fletcher, Mr. Roberts and Mr. Weaver is an audit committee financial expert as defined by the SEC.

Compensation Committee

The Compensation Committee oversees the compensation of the Company’s executives, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the Chief Executive Officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s Chief Executive Officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2015, the outside compensation consultant engaged by the Compensation Committee was Pearl Meyer & Partners (“Pearl Meyer”). During 2015, Pearl Meyer and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Pearl Meyer has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held five meetings in 2015. Its members are Dr. Cohon, Ms. Davis, Ms. Kenne and Mr. Roberts (chair).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. The Nominating and Corporate Governance Committee held five meetings in 2015. Its members are Mr. Davis, Ms. Fletcher (chair) and Ms. Kenne.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. In February 2016, the Nominating and Corporate Governance Committee recommended, and the Board elected, one new director, Mr. Germond. As part of the selection process, the Board considered his broad executive experience in a number of industries, his experience implementing transformation projects, and his experience conducting business internationally.

As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

As set forth in paragraph 4 of “Corporate Governance Guidelines” below, the Board believes that it should have the flexibility to make the selection of Chairman of the Board and Chief Executive Officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Over the last several years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate Chairman and Chief Executive Officer, with the Chairman being a member of the Company’s management (2005); combined Chairman and Chief Executive Officer (2008 to 2014); and separate non-employee Chairman and Chief Executive Officer (2006 to 2008 and 2015). Pursuant to the Company’s governance guidelines, whenever the Chairman is an employee of the Company, the Board elects a lead director from its independent directors.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit and Finance Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a corporate risk assessment report and provides that report to the Board of Directors each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit and Finance Committee regarding their design and effectiveness. The Audit and Finance Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance, regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets, and oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Risk Assessment of Compensation Policies and Practices

The Company has conducted an internal risk assessment of its employee compensation policies and practices, including those relating to its employees who are not executive officers. In performing its assessment, the Company inventoried its compensation plans, with particular emphasis on incentive compensation plans, and assessed the risks, including financial and operational risks, of those plans. This assessment included an evaluation of the plans’ structure and philosophy, design characteristics and performance measurement features, including (a) compensation mix, (b) performance metrics and the relationship between those metrics and the Company’s business strategy and the creation of long-term stockholder value, (c) whether caps and thresholds exist, (d) length of performance and vesting periods and (e) the existence of risk mitigating factors such as stock ownership guidelines. As a result of this review, both management and the Compensation Committee concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

In 2015, the Company’s non-employee directors received an annual retainer for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. In addition, Mr. Weaver received a $100,000 annual retainer for serving as Chairman of the Board and a $20,000 annual retainer for serving as the chair of the Audit and Finance Committee; Mr. Roberts received a $10,000 annual retainer for serving as the chair of the Compensation Committee; and Ms. Fletcher received a $5,000 annual retainer for serving as the chair of the Nominating and Corporate Governance Committee. In February 2015, the Board approved an annual grant to each non-employee director of restricted stock units having a value of $150,000 (based on the fair market value of Unisys common stock on the date of grant). Accordingly, on February 5, 2015, each non-employee director received an annual grant of 6,667 restricted stock units that vested 100% on that date. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors.

In February 2016, the Board eliminated the meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings, increased the annual committee chair retainers and added annual committee member retainers. Currently, the chair of the Audit and Finance Committee receives a $26,000 annual retainer, the chair of the Compensation Committee receives a $19,000 annual retainer and the chair of the Nominating and Corporate Governance Committee receives a $16,250 annual retainer. In addition, each other member of the Audit and Finance Committee receives a $12,000 annual retainer, each other member of the Compensation Committee receives a $7,500 annual retainer and each other member of the Nominating and Corporate Governance Committee receives a $7,500 annual retainer. Prior to adopting these changes, the Board considered an assessment of our non-employee director compensation provided by Pearl Meyer, which took into account the director compensation and practices of the peer group companies used as a frame of reference in assessing our executive compensation. The new fee amounts are aligned with the median amounts provided by our peer group companies.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The following table provides a summary of the 2015 compensation of current non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jared L. Cohon	64,500	150,007	—	—	—	—	214,507
Alison Davis	69,000	150,007	—	—	—	—	219,007
Nathaniel A. Davis	64,500	150,007	—	—	—	—	214,507
Denise K. Fletcher Chair, Nominating and Corporate Governance Committee	75,500	150,007	—	—	—	—	225,507
Leslie F. Kenne	64,500	150,007	—	—	—	—	214,507
Lee D. Roberts Chair, Compensation Committee	80,500	150,007	—	—	—	—	230,507
Paul E. Weaver Chairman of the Board; Chair, Audit and Finance Committee	189,000	150,007	—	—	—	—	339,007

(1)	Amounts shown are the annual board retainer, annual retainer fees for chairs of committees and the Chairman of the Board, and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2015 financial statements. Amounts shown are in respect of the 6,667 restricted stock units granted to directors on February 5, 2015. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2015, directors had outstanding stock units in respect of directors’ fees as follows: Dr. Cohon – 0; Ms. Davis – 0; Mr. Davis – 0; Ms. Fletcher – 1,314.8; Ms. Kenne – 0; Mr. Roberts – 0; Mr. Weaver – 0.

(4)	At December 31, 2015, none of the directors had outstanding stock options.

Under the Company’s stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer by the later of February 2017 or five years after the director’s date of election to the Board. The number of shares owned by each director is set forth in the stock ownership table on page 35.

Code of Ethics and Business Conduct

Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange.

5. In accordance with the Company’s Bylaws, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 72 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 72.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s Chief Executive Officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-management directors will evaluate the performance of the Chief Executive Officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the Chief Executive Officer.

15. To assist the Board in its planning for the succession to the position of Chief Executive Officer, the Chief Executive Officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2015 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the Chief Executive Officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit and Finance Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2015, including internal controls over financial reporting, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit and Finance Committee

Denise K. Fletcher

Lee D. Roberts

Paul E. Weaver (Chair)

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2015 and 2014. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2015 and 2014 (in millions of dollars):

	2015	2014
Audit Fees	$9.2	$9.8
Audit-Related Fees	1.8	2.0
Tax Fees	0.2	0.2
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chair of the committee. The chair of the committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2)

The Audit and Finance Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2016. KPMG LLP has been the Company’s independent registered public accounting firm since 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2016.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Compensation Discussion and Analysis”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 36, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2015 results. Please read the “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2015.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the

Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

2016 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN

(Item 4)

General

On February 11, 2016, our Board of Directors unanimously adopted, subject to stockholder approval at the annual meeting of our stockholders, the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan (the “2016 Equity Plan”). Our Board of Directors has directed that the proposal to approve the 2016 Equity Plan be submitted to our stockholders for their approval at the annual meeting. Also, stockholder approval is being sought (i) so that the compensation attributable to grants under the 2016 Equity Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the listing standards of the New York Stock Exchange.

We currently maintain the 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”), the 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”), and the 2010 Long-Term Incentive and Equity Compensation Plan (the “2010 Plan”) (the 2003 Plan, 2007 Plan, and 2010 Plan, collectively, the “Prior Plans”). As of the record date, 50,053,973 shares of our common stock were outstanding and shares remaining available for issuance under all of the Company’s equity plans, including the Prior Plans, that are not subject to currently outstanding awards, and shares subject to currently outstanding awards under such plans, were as follows (shares in thousands rounded to the nearest thousand):

	2003 Plan	2007 Plan	2010 Plan	DSU Plan*	Total
Shares Available	482	328	385	—	1,195
Full Value Shares Outstanding (including shares reserved for above target performance)	313	688	1,142	3	2,146
Options/SARs outstanding	291	—	1,929	—	2,220

Total	1,086	1,016	3,456	3	5,561

*	Unisys Corporation Director Stock Unit Plan

Total (all plans as of record date)
Weighted average exercise price of all outstanding options/SARs	25.39
Weighted average remaining term of all outstanding options/SARs	2.76

Our Board of Directors believes that the number of shares available for issuance under the Prior Plans is not sufficient in light of our compensation structure and strategy. Our philosophy is to provide a significant portion of executive compensation in the form of equity awards that are at-risk and performance-based. Equity awards are designed to provide key leaders with a stake in the long-term success of the Company as well as align executive and stockholder interests.

In connection with refocusing our strategy, realigning our organization structure and building out our industry vertical go-to-market strategy, the Company has recently filled key leadership positions, including the election by the Board of five new executive officers (in addition to the CEO). Equity is a critical component in attracting, retaining, and motivating the key leaders responsible for driving our success. As explained in the Compensation Discussion and Analysis below, given compensation expense and dilution to shareholders, as well as the goals of the long-term incentive program, the long-term incentive opportunity provided to our Named Officers is between the 25th percentile and median of the market reference data.

Performance-based restricted stock units (PB-RSUs) are a key component of our equity program as noted in the Compensation Discussion and Analysis below. PB-RSUs are earned based on Company performance in addition to continued service. The number of PB-RSUs earned can vary from none, if performance is below threshold, to two times the target number, for outstanding performance. Currently, PB-RSUs are earned over a three-year performance period. The total number earned is not known until the full performance period is complete. For this reason, sufficient shares need to be reserved for above target performance, and a larger share pool is required.

The purpose of the 2016 Equity Plan is to support our ongoing efforts to attract, retain, and develop exceptional talent and enable us to provide incentives directly linked to our short and long-term objectives and linked to increases in stockholder value. Our Board of Directors believes that the availability of shares under the 2016 Equity Plan (as described in the section below titled “Shares Subject to the 2016 Equity Plan”) will allow us to have a sufficient number of shares with which to achieve our compensation strategy. In developing this proposal, our Board of Directors has carefully weighed the need to attract and retain talent to successfully drive our strategy against the potential dilution to stockholders. Although there are a number of factors which influence the number of shares needed that are not known at this time, we anticipate the 2016 Equity Plan will provide sufficient shares for approximately two years.

The 2016 Equity Plan is a successor to the Prior Plans. If the 2016 Equity Plan is approved by our stockholders, then (i) no further grants will be made under the Prior Plans after the adoption of the 2016 Equity Plan, (ii) shares with respect to grants outstanding under the Prior Plans immediately prior to the approval of the 2016 Equity Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid under the applicable Prior Plan on or after the Effective Date (as defined below) may be issued or transferred under the 2016 Equity Plan, and (iii) shares remaining available for issuance under the Prior Plans immediately prior to the Effective Date that are not subject to outstanding awards under the Prior Plans may also be issued or transferred under the 2016 Equity Plan. Outstanding grants under the Prior Plans will continue in effect according to their terms, consistent with the Prior Plans.

If approved by our stockholders, the 2016 Equity Plan will become effective on April 28, 2016 (the “Effective Date”). If the stockholders do not approve the 2016 Equity Plan, the 2016 Equity Plan will not become effective and no awards will be issued under the 2016 Equity Plan.

The material terms of the 2016 Equity Plan are summarized below. A copy of the 2016 Equity Plan is attached as Appendix A to this proxy statement. The summary of the 2016 Equity Plan below is not intended to be a complete description of the 2016 Equity Plan. This summary is qualified in its entirety by the actual text of the 2016 Equity Plan to which reference is made.

Highlights of the 2016 Equity Plan

Omnibus equity plan: The Company is currently granting equity awards mainly in the form of time-based and performance-based restricted stock units. For this reason, we have not incorporated into the 2016 Equity Plan a limit on full value shares or a fungible reserve. However, the 2016 Equity Plan provides the flexibility to grant a variety of award types including, stock options (nonqualified stock options and incentive stock options), stock appreciation rights (SARs), stock awards, stock units (including dividend equivalents), other equity-based awards (“other equity awards”), and incentive awards to accommodate any future changes in our equity strategy.

No liberal share counting: Shares surrendered to pay the option exercise price, shares withheld to pay taxes with respect to any award, and shares repurchased by the Company on the open market with the proceeds of the exercise price of stock options may not again be available for issuance under the 2016 Equity Plan. In addition, if SARs are settled in stock, the full number of shares subject to the SARs will be considered issued.

No repricing, reloads, or cash buyouts: The 2016 Equity Plan prohibits the repricing of stock options or SARs, the cancelation and replacement of stock options or SARs with a grant with a lower exercise price, or a cash buyout of an underwater option or SAR (except as permitted in a change-of-control) without stockholder approval.

No discounted stock options or SARs: Stock options and SARs must have an exercise price or base price at or above fair market value on the date of grant.

Minimum vesting periods: Options and SARs are subject to a minimum vesting period of at least one year. In practice, over the last three years, all equity awards to employees, including officers, have been subject to a three year vesting period; future awards are expected to have similar vesting periods. Stock units granted to outside directors vest immediately, although directors may elect to defer their stock units.

No liberal change-in-control definition: The 2016 Equity Plan defines change-in-control based on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

No automatic vesting upon a change-in-control: The 2016 Equity Plan allows for an acquiring corporation to assume outstanding awards. If awards are not assumed, the vesting of such awards will be accelerated. In addition, vesting is accelerated for grantees who are terminated without cause or who resign for good reason within 24 months following a change-in-control. The Committee (as defined below) also has the discretion to take alternative actions such as accelerating the vesting of outstanding awards or requiring that grantees exchange outstanding options or SARs for cash.

No evergreen authorization: The 2016 Equity Plan does not have an evergreen provision, which would have permitted an increase in the share pool without further stockholder approval.

Clawback and insider trading policies: Awards under the 2016 Equity Plan are subject to the Company’s executive officer clawback and insider trading policies as described in the “Compensation Discussion and Analysis” below.

Administered by an independent committee: The 2016 Equity Plan will be administered by our Board’s Compensation Committee, which consists entirely of independent directors (the “Committee”). The Committee may delegate its authority to a subcommittee or officer, as described in more detail below.

Ownership guidelines: Both officers and directors are subject to stock ownership guidelines.

Shares Subject to the 2016 Equity Plan

The Plan authorizes the issuance of up to the number of shares of our common stock equal to the Plan Limit. “Plan Limit” means: (i) 2,500,000 new shares, plus (ii) shares subject to outstanding awards under the Prior Plans immediately prior to the Effective Date, to the extent that such awards terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid under the applicable Prior Plan on or after the Effective Date, plus (iii) the aggregate number of shares remaining available for issuance under the Prior Plans immediately prior to the Effective Date that are not subject to outstanding awards under the Prior Plans immediately prior to the Effective Date; provided that in no event shall the Plan Limit exceed 8,100,000 shares of Common Stock, and provided further that, for purposes of clauses (ii) and (iii), (x) the Plan Limit shall not include shares surrendered in payment of the exercise price of outstanding options under any Prior Plan, shares withheld or surrendered for payment of taxes with respect to outstanding awards of any type under any Prior Plan, and shares repurchased by the Company on the open market with the proceeds of the exercise price of outstanding options under any Prior Plan, and (y) if stock appreciation rights outstanding under any Prior Plan are exercised and settled in common stock, the full number of shares subject to such stock appreciation rights shall not be again available for issuance under the Plan, without regard to the number of shares issued upon settlement of the stock appreciation rights.

The shares of common stock that are issued or transferred under the 2016 Equity Plan may be authorized but unissued shares of our common stock or reacquired shares of our common stock, including shares of our common stock purchased by us on the open market for purposes of the 2016 Equity Plan.

The 2016 Equity Plan provides that the maximum aggregate number of shares of our common stock with respect to which awards may be made to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock awards, stock units, dividend equivalents, other equity awards, or incentive awards that are intended to be qualified performance-based compensation under Section 162(m) of the Code to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. These individual share limits apply regardless of whether grants are to be paid in shares or cash.

If dividend equivalents or incentive awards are granted as performance-based compensation under Section 162(m) of the Code, and are payable in cash, a grantee may not accrue dividend equivalents, or receive incentive awards, of more than $5,000,000 during any calendar year if such award is measured over a performance period of one year or less, or $10,000,000 if such award is measured over a performance period of more than one year.

If and to the extent options and SARs granted under the 2016 Equity Plan terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised or if any stock awards, stock units, other equity awards, or incentive awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such awards will become available again for purposes of the 2016 Equity Plan. To the extent that awards are designated to be paid in cash and not in shares of our common stock, such awards will not count against the share limits set forth above. Shares surrendered in payment of the exercise price of an option, shares withheld or surrendered for payment of taxes of any award, and shares repurchased by the Company on the open market with the proceeds of the exercise price of options will not be available again for issuance or transfer under the 2016 Equity Plan. Additionally, if SARs are exercised and settled in shares, the full number of shares subject to the SARs will be considered issued under the 2016 Equity Plan, without regard to the number of shares issued upon settlement of the SARs.

Term of 2016 Equity Plan

If approved by our stockholders, the 2016 Equity Plan will become effective on the Effective Date. The 2016 Equity Plan will terminate on the day immediately preceding the tenth anniversary of the Effective Date, unless sooner terminated by our Board of Directors.

Administration

The 2016 Equity Plan will be administered and interpreted by the Committee. However, our Board of Directors will approve and administer all grants to non-employee directors. The Committee may delegate its authority under the 2016 Equity Plan to a subcommittee or one or more of our officers. Any delegation to one or more of our officers will be subject to guidelines prescribed by the Committee and will only permit grants to grantees who are not subject to Section 16 of the Exchange Act and who are not “covered employees” within the meaning of Section 162(m) of the Code.

The Committee has the authority to (i) determine the individuals to whom awards will be made under the 2016 Equity Plan, (ii) determine the type, size, and terms and conditions of the awards, (iii) determine the time when awards will be made and the duration of any applicable exercise, vesting, or restriction period, including the criteria for exercisability, vesting, and the restriction period and the acceleration of exercisability, vesting, and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued award, subject to the limitations described below relating to amending outstanding awards, (v) determine any restrictions on resale applicable to the shares of our common stock to be issued or transferred pursuant to an award, (vi) determine whether any award shall be subject to any non-competition, non-solicitation, confidentiality, clawback, or other covenant, and (vii) deal with any other matters arising under the 2016 Equity Plan. The Committee may accelerate the vesting of any awards at any time for any reason and may provide for complete or partial exceptions to any service or performance requirement as it deems appropriate.

The Committee consists of Dr. Cohon, Ms. Davis, Ms. Kenne, and Mr. Roberts, each of whom is a non-employee member of our Board of Directors. The Board of Directors plans to review Committee membership at its next regularly scheduled meeting.

Eligibility for Participation

All of our employees (including our officers) and non-employee directors, as well as those of our subsidiaries, will be eligible to receive awards under the 2016 Equity Plan, subject to certain conditions set forth in the 2016 Equity Plan. As of the record date, eight non-employee directors would be eligible to receive awards under the 2016 Equity Plan, if it were then in effect. In 2016, awards under the Prior Plans have been made to ten of our executive officers, seven non-employee directors, and approximately 155 non-executive officer employees of the Company and its subsidiaries. The Company expects to make an award to Mr. Germond, a newly-elected non-employee director, following our annual meeting of stockholders.

Types of Awards

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2016 Equity Plan may receive an award of NQSOs. Only our employees and employees of our subsidiaries may receive an award of ISOs. The maximum aggregate number of shares of our common stock with respect to which ISOs may be granted under the 2016 Equity Plan is 2,500,000 shares, subject to adjustment, and all shares issued under the 2016 Equity Plan as ISOs shall count against the Plan’s share reserve, as described above.

The Committee will set the exercise price per share of options on the date of grant. The exercise price of options granted under the 2016 Equity Plan will not be less than the fair market value of our common stock on the date of grant (or if there were no trades on that date, on the latest preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding shares, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of our common stock on the date of grant (or if there were no trades on that date, on the latest preceding date upon which a sale was reported).

The Committee will determine the term of each option, which will not exceed ten years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. Options will be subject to vesting over a service or performance period of not less than one year. In general, an option may only be exercised while a grantee is employed by, or providing service to, us or our subsidiaries, unless provided otherwise in the grantee’s award agreement.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) by certified or bank check or such other instrument as the Committee may permit; (ii) with the approval of the Committee, by delivering shares of our common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to the ownership of such shares; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; (iv) if permitted by the Committee, by surrender of the vested portion of the option to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price; (v) by such other method approved by the Committee; or (vi) by any combination of the foregoing.

SARs

The Committee may grant SARs to anyone eligible to participate in the 2016 Equity Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount of the SAR set forth in the grantee’s award agreement. Such payment to the grantee will be in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Committee. No SAR shall be exercisable later than ten years after the date of grant.

The base amount of each SAR will be established by the Committee at the time the SAR is granted and will be equal to, or greater than, the fair market value of our common stock on the date the SAR is granted (or if there were no trades on that date, on the latest preceding date upon which a sale was reported).

The Committee will determine the terms and conditions of SARs, including when they become exercisable. SARs will be subject to vesting over a service or performance period of not less than one year. SARs may be exercised while the grantee is employed by, or providing service to, us and our subsidiaries, unless provided otherwise in the grantee’s award agreement.

Stock Awards

The Committee may provide shares of our common stock under a stock award to any grantee for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a stock award remains subject to restrictions is referred to below as the “restriction period.”

The Committee will determine whether the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares during the restriction period. The grantee cannot sell or otherwise dispose of the shares of common stock during the restriction period.

Subject to exceptions as the Committee deems appropriate, if a grantee ceases to be employed by, or provide service to, us or our subsidiaries during the restriction period, or if other specified conditions are not met, the stock award will terminate as to all shares covered by the grant as to which restrictions have not lapsed.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the 2016 Equity Plan. Each stock unit provides the grantee with the right to receive a share of our common stock or an amount based on the value of a share of our common stock at a future date, if specified conditions are met. The Committee will determine the number of stock units that will be granted and the terms and conditions applicable to stock units, which may include payment based on achievement of specified performance goals.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes payable, it will be paid to the grantee in shares of our common stock, in cash, or in a combination of cash and shares of our common stock, as determined by the Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

The Committee may grant dividend equivalents in connection with awards of stock units made under the 2016 Equity Plan. Dividend equivalents entitle the grantee to receive amounts equal to the dividends that are paid on the shares underlying a stock unit while the stock unit is outstanding. The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. The Committee may provide that dividend equivalents shall be payable based on the achievement of specific performance goals. Dividend equivalents may be paid in cash, in shares of our common stock, or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the Committee. Any dividend equivalents underlying stock units that are payable based on the achievement of specific performance conditions shall vest and become payable at the same time as the underlying stock units.

Other Equity Awards

The Committee may grant other equity awards, which are awards other than options, stock units, stock awards, SARs, and incentive awards, that are based on, measured by, or payable in shares of our common stock, on such terms and conditions as the Committee determines. The Committee may grant other equity awards to anyone eligible to participate in the 2016 Equity Plan. These awards may be denominated in cash, shares of our common stock or other securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into shares of our common stock, or any combination of the foregoing, and may be paid in cash, in shares of our common stock, or other securities, or in a combination of the foregoing. The terms and conditions for other equity awards will be determined by the Committee.

Incentive Awards

The Committee may grant incentive awards, which are performance-based awards that are expressed in U.S. currency, but may be settled in the form of cash, shares, or a combination of both. The terms and conditions for incentive awards will be determined by the Committee. Incentive awards may be either annual awards, with a performance cycle of one year or less, or long-term incentive awards, with a performance cycle of more than one year.

Qualified Performance-Based Compensation

The 2016 Equity Plan permits the Committee to establish objective performance goals that must be met with respect to awards of stock awards, stock units, dividend equivalents, other equity awards, or incentive awards granted to employees under the 2016 Equity Plan, in order for such awards to be considered qualified performance-based compensation for purposes of Section 162(m) of the Code (see “Federal Income Tax Consequences Related to Awards” below), to the extent that the Committee intends to grant such awards as qualified performance-based compensation. Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the objective performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions that the Committee deems appropriate and consistent with the 2016 Equity Plan and Section 162(m) of the Code, including the employment requirements and payment terms.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: basic or diluted earnings per share; total stockholder return; operating income; net income; cash flow (including but not limited to, operating cash flow, free cash flow, and cash flow return on capital); return on equity; capital, assets or sales; revenue or revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”) or EBITDA growth; stock price; debt-to-capital ratio; stockholders’ equity per share; operating income as a percent of revenue; gross profit as a percent of revenue; selling, general and administrative expenses as a percent of revenue; pre-tax profit; orders; improvements in capital structure; budget and expense management; productivity ratios; economic value added or other value added measurements; operating efficiency; working capital targets; enterprise value; customer value; customer satisfaction; completion of acquisition or business expansion. The performance goals may be used on an absolute or relative basis and may relate to a business unit, region, sector or industry group, a specific product or service line, or the performance of the Company or a subsidiary or the Company and our subsidiaries as a whole, or any combination of the foregoing.

To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals will be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. In setting the performance goals within the requisite time period, the Committee may provide for such adjustments as it deems appropriate, to the extent consistent with the requirements of Section 162(m) of the Code, including (i) to exclude one or more specified components of the calculation thereof or (ii) to include one or more other specified items, including, but not limited to, exclusions under subsection (i) or inclusions under subsection (ii) designed to reflect changes during the performance period in generally accepted accounting principles or in tax rates, currency fluctuations, the effects of acquisitions or dispositions of a business or investments in whole or in part, debt reduction charges, extraordinary or nonrecurring items, the gain or loss from claims or litigation and related insurance recoveries, the effects of impairment of tangible or intangible assets, or the effects of restructuring or reductions in force or other business recharacterization activities, income or expense related to defined benefit or defined contribution pension plans, uninsured losses from natural catastrophes or political and legal developments affecting our business (including losses as a result of war, terrorism, confiscation, expropriation, seizure, new regulatory requirements, business interruption or similar events).

At the end of the designated performance period, the Committee will determine to what extent the established performance goals have been met and will certify the performance results for any award made for such period. The Committee may provide in the grantee’s award agreement the extent to which a qualified performance-based award would be payable upon the grantee’s death, disability, or a change in control, or under other circumstances consistent with the requirements under Section 162(m) of the Code. The Committee will not have discretion to increase the amount of compensation that is payable pursuant to a qualified performance-based award, but may reduce the amount that is payable.

Deferrals

The 2016 Equity Plan provides that the Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any awards under the 2016 Equity Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the applicable requirements under the Code relating to deferrals.

Adjustment Provisions

If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization, or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of the outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2016 Equity Plan, the maximum number of shares of our common stock for which any individual may receive awards in any year as described above, the kind and number of shares covered by outstanding awards, the kind and number of shares issued or transferred and to be issued or transferred under the 2016 Equity Plan, and the price per share or the applicable market value of such awards will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2016 Equity Plan and such outstanding awards. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change in control, the provisions applicable to a change in control, described below, will apply. Any adjustments to outstanding awards will be consistent with Section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding, and conclusive.

Transferability

Generally, only the grantee may exercise rights under an award during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the Committee, a grantee may transfer an award other than an ISO pursuant to a domestic relations order or otherwise as permitted by the Committee. The Committee may also provide, in an award agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Change in Control

In the event of a change in control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised or paid at the time of the change in control shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding awards shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). If any outstanding awards are not assumed by, replaced with, or converted to awards in accordance with the preceding sentence, then such awards shall automatically become vested and exercisable, and all restrictions and conditions on such awards shall lapse, as applicable.

Unless the grantee’s award agreement provides otherwise, if a grantee’s employment is terminated without “cause” or the grantee resigns for “good reason” (as such terms are defined in the 2016 Equity Plan, unless the grantee’s award agreement provides otherwise), within 24 months following a change in control, the grantee’s outstanding awards will become fully vested and exercisable, and all restrictions and conditions on such awards shall lapse, on the date of the termination, and if the vesting of any such awards is based, in whole or in part, on performance, the award will become vested at the target level of performance.

In the alternative, in the event of a change in control, the Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any grantee:

•	Determine that outstanding options and SARs shall accelerate and become fully exercisable, in whole or part;

•	Determine that restrictions and conditions on outstanding stock awards shall lapse, in whole or part;

•	Determine that outstanding stock units, dividend equivalents, other equity awards, and incentive awards shall be fully vested, in whole or part;

•

Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or

•

Determine that grantees receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents, other equity awards, or incentive awards, if permitted under applicable rules relating to deferred compensation.

Notwithstanding the foregoing, if the per share fair market value of our common stock does not exceed the exercise price or base amount, as applicable, we will not be required to make any payment to the grantee upon surrender of the option or SAR.

A change in control is defined in the 2016 Equity Plan, and generally will be deemed to have occurred if one of the following events occurs:

(i) the acquisition of beneficial ownership of 20% or more of either (A) the then outstanding shares of our stock or (B) the combined voting power of our then outstanding voting securities;

(ii) the members of our Board of Directors as of the Effective Date (“incumbent board”) cease for any reason to constitute at least a majority of the members of our Board of Directors, except that any director whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent board will be considered as though the individual were a member of the incumbent board; or

(iii) consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets (a “business combination”), unless (A) all or substantially all of the individuals and entities who were the beneficial owners of our outstanding stock and outstanding voting securities immediately before the business combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the corporation resulting from such business combination in substantially the same proportions as their ownership, immediately prior to such business combination, (B) no person beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from the business combination or the combined voting power of the corporation except to the extent that the person owned 20% or more of our outstanding stock or outstanding voting securities before the business combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the business combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of our Board of Directors, providing for the business combination.

Notwithstanding the foregoing, the Committee may modify the definition of change in control for a particular award as set forth in the grantee’s award agreement as the Committee deems appropriate, to comply with Section 409A of the Code.

Amendment and Termination of the 2016 Equity Plan

Our Board of Directors may amend or terminate the 2016 Equity Plan at any time, however, our Board of Directors may not amend the 2016 Equity Plan without stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2016 Equity Plan will terminate on the day immediately preceding the tenth anniversary of the Effective Date, unless the 2016 Equity Plan is terminated earlier by our Board of Directors or is extended by our Board of Directors with the approval of the stockholders.

Stockholder Approval for Qualified Performance-Based Compensation

If stock awards, stock units, dividend equivalents, incentive awards, or other equity awards are to be granted as qualified performance-based compensation under Section 162(m) of the Code, the qualified performance-based compensation provisions of the 2016 Equity Plan must be re-approved by our stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which our stockholders previously approved the 2016 Equity Plan.

No Repricing

Except as set forth in the 2016 Equity Plan, we cannot, without stockholder approval, (i) amend the terms of outstanding options or SARs under the 2016 Equity Plan to reduce the exercise price or base amount, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base amount that is less than the exercise price or base amount of the original options or SARs, or (iii) cancel outstanding options or SARs with an exercise price or base amount above the current stock price in exchange for cash, other equity securities or in the form of any other award under the 2016 Equity Plan, except in connection with a change in control.

Grantees Outside of the United States

If any individual who receives an award under the 2016 Equity Plan is subject to taxation in a country other than the United States, the Committee may make the award on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

Clawback Policy

All awards made under the 2016 Equity Plan are subject to any clawback or recoupment policies, share trading policies, and any other policy implemented by our Board of Directors or the Committee, as in effect from time to time.

New Plan Benefits

No award has been or will be granted under the 2016 Equity Plan that is contingent upon approval of this proposal by our stockholders at our annual meeting. Grants under the 2016 Equity Plan are discretionary, so it is not currently possible to predict the number of shares of common stock that will be granted or who will receive grants under the 2016 Equity Plan after the annual meeting.

As part of the compensation plan for non-employee directors of the Company, restricted stock units having an aggregate value of $1,200,000 (based on the fair market value of a share of Unisys common stock on the date of grant and assuming there are eight non-employee directors) are awarded as payment for their services on an annual basis, typically occurring in February. In addition, the Company expects to make an award to Mr. Germond, a newly-elected non-employee director, following our annual meeting of stockholders. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors. The closing price of a share of Unisys common stock on the record date was $10.77 per share. See “Compensation of Directors” for additional information.

Federal Income Tax Consequences Relating to Awards

The federal income tax consequences of awards under the 2016 Equity Plan will depend on the type of award. The following description provides only a general description of the application of federal income tax laws to awards under the 2016 Equity Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting of our stockholders and not as tax guidance to grantees, as the consequences may vary depending on the types of awards made, the identity of the grantees, and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2016 Equity Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under Section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) An award may be subject to a 20% penalty tax, in addition to ordinary income tax and any similar state law penalty tax, at the time the award becomes vested, plus interest, if the award constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2016 Equity Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, other equity awards, and incentive awards granted under the 2016 Equity Plan may be structured to meet the qualified performance-based compensation exception under Section 162(m) of the Code if the Committee determines to condition such awards on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, foreign, state, or local tax withholding obligations with respect to awards. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to awards paid in shares of our common stock by having shares withheld, at the time the awards become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, foreign, state, and local tax liabilities.

The affirmative vote of a majority of the shares present and entitled to vote (including abstentions in the vote totals) at the annual meeting of our stockholders is required to approve the 2016 Equity Plan.

The Board of Directors recommends a vote “FOR” the approval of the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2015 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2.723 million 0.469 million	(1) (2)	$ $	27.88 0	2.306 million	(3)
Equity compensation plans not approved by security holders (4)	0.003 million	(5)		$0	0
Total	3.195 million				2.306 million

(1)	Represents stock options.

(2)	Represents restricted share units and stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(3)	Approximately 0.087 million shares are issuable under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”), approximately 1.016 million shares are issuable under the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”) and approximately 1.202 million shares are issuable under the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “2010 Plan”). Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

(4)	Represents the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under one of the 2003 Plan, the 2007 Plan or the 2010 Plan, all of which were approved by stockholders. No shares (other than shares subject to outstanding awards previously made) are available for future issuance under the Stock Unit Plan.

(5)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially own more than 5% of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock		Percent of Class
BlackRock, Inc.	2,764,541	(1)	5.5
55 East 52nd Street New York, NY 10022
Fairpointe Capital LLC	6,559,635	(2)	13.13
1 N. Franklin Street, Suite 3300 Chicago, IL 60606
FMR LLC	7,490,057	(3)	14.999
Abigail P. Johnson 245 Summer Street Boston, MA 02210
JHL Capital Group LLC	3,500,000	(4)	7.01

JHL Capital Group Master Fund L.P.

JHL Capital Group Master Fund GP Ltd.

JHL Capital Group L.P.

James H. Litinsky

900 N. Michigan Avenue, Suite 1700

Chicago, IL 60611

P.O. Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

The Vanguard Group	3,558,365	(5)	7.12
100 Vanguard Blvd. Malvern, PA 19355

(1)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 2,642,173 shares.

(2)	Sole dispositive power has been reported for 6,400,735 shares, and shared dispositive power has been reported for 158,900 shares. Sole voting power has been reported for 6,335,757 shares.

(3)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 212,744 shares.

(4)	Shared dispositive and shared voting power have been reported for all shares.

(5)	Sole dispositive power has been reported for 3,464,626 shares, and shared dispositive power has been reported for 93,739 shares. Sole voting power has been reported for 92,309 shares. Shared voting power has been reported for 5,000 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 29, 2016 by all directors, each of the executive officers named on page 36, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1)(2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)(3)	Percent of Class
Peter A. Altabef	24,919	46,667	*
Jared L. Cohon	29,377	0	*
Alison Davis	44,393	0	*
Nathaniel A. Davis	41,854	0	*
Denise K. Fletcher	61,699	0	*
Ronald S. Frankenfield	10,997	98,932	*
Philippe Germond	0	0	*
D. Neil Gissler	0	0	*
Janet B. Haugen	44,750	87,965	*
Leslie F. Kenne	60,304	0	*
David A. Loeser	8,969	38,711	*
Jeffrey E. Renzi	9,765	34,252	*
Lee D. Roberts	32,741	0	*
Paul E. Weaver	53,216	0	*
All directors and current officers as a group	430,702	257,399	1.0

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed. Amounts shown for Mr. Frankenfield are as of August 31, 2015, his last day of employment with the Company.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Mr. Frankenfield, 8,120.5; Ms. Haugen, 1,464.3; Mr. Loeser, 915.4; current officers as a group, 4,611.5. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 13, for directors as follows: Ms. Fletcher, 1,314.8. They may not be voted.

(c)	Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Cohon, 29,377; Ms. Davis, 44,393; Ms. Fletcher, 40,552; and Ms. Kenne, 44,430. Deferred stock units are distributed in shares of common stock upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following February 29, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following provides information regarding the compensation and benefit programs in place during 2015 for the executive officers named in the Summary Compensation Table on page 56. These officers (collectively, the “Named Officers”) are:

Name	Title
Peter A. Altabef	President and Chief Executive Officer
Janet B. Haugen	Senior Vice President and Chief Financial Officer
D. Neil Gissler	Senior Vice President, Services and Delivery
Jeffrey E. Renzi	Senior Vice President and President, Global Sales
David A. Loeser	Senior Vice President, Worldwide Human Resources
Ronald S. Frankenfield	Former Senior Vice President and President, Enterprise Solutions

Mr. Frankenfield left the Company during 2015, but is included as a Named Officer pursuant to SEC rules. Mr. Gissler will be leaving the Company on March 31, 2016. Mr. Altabef, Ms. Haugen, Mr. Renzi, Mr. Gissler and Mr. Loeser are sometimes referred to in this proxy statement as the “Current Named Officers.”

Overview

The Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (a) base salary, (b) short-term, performance-based cash incentives (bonus) and (c) long-term incentives in the form of equity-based awards (stock options and performance-based and time-based RSUs in 2015). The following discussion of compensation focuses on these three types of compensation.

A Significant Portion of Executive Officer Target Compensation is At Risk and Performance Based

The Company’s executive compensation program is strongly focused on pay-for-performance principles, with a significant portion of executive officer compensation at risk and dependent upon the Company’s financial performance and/or an increase in the Company’s stock price.

•	Bonus payouts and the number of performance-based RSUs that can be earned are dependent on the achievement of financial goals.

•	The value of performance-based, once earned, and time-based RSUs, increases and decreases based on the Company’s stock price.

•	Stock options have value only to the extent that the Company’s stock price exceeds the exercise price of the option.

As shown in the following charts, for 2015, approximately 70% of the total target compensation of Peter A. Altabef, the Company’s President and Chief Executive Officer, was

at risk, with approximately 47% dependent on the achievement of performance metrics. In addition, approximately 63% of Mr. Altabef’s total target compensation was in the form of equity-based awards.

Components of CEO Target Compensation

CEO Compensation Component	Target Amount	Percentage of Target Compensation *	Performance Measured
Fixed Compensation
Base Salary	$972,000	16%
Time-Based RSUs	$845,790	14%
Total Fixed Compensation	$1,817,790	30%
At-Risk Compensation
Bonus	$1,215,000	20%	Revenue, Pre-Tax Profit (threshold must be met to fund under any other metrics), Free Cash Flow
Performance-Based RSUs	$1,575,000	26%	Operating Profit
Stock Options	$1,373,958	23%
Total At-Risk Compensation	$4,163,958	70%
Total Target Compensation	$5,981,748	100%

*	Rounded to the nearest whole percent

On page 43, we show comparisons of Mr. Altabef’s total target compensation to his realized and realizable pay. These comparisons show how a substantial portion of pay is at-risk and how compensation is aligned with Company performance.

For the other Named Officers, at-risk compensation averaged 59% of total target compensation, with approximately 46% dependent on the achievement of performance metrics. Approximately 43% of the total target compensation of the other Named Officers was in the form of equity-based awards.

While the actual amount of total compensation earned will vary based on the Company’s performance and its stock price, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions in the market.

Company Performance

2015 was a year of transition and transformation for the Company, beginning with the election of our President and CEO, Peter A. Altabef, effective January 1, 2015. The Company initiated actions intended to improve performance and to deliver greater shareholder value over the longer term. These actions included organizational redesign, the addition of new senior leadership, re-evaluation of the competitiveness of our product and service offerings, and the implementation of our go-to-market approach with greater focus on vertical markets and integrated solutions. These actions are intended to enable us to compete more effectively in an environment of downward pressure on margins and reduced IT spending. In connection with these actions, the Company expects to incur a pretax restructuring charge estimated at $300 million over 2015 through 2017. Exiting 2015, the Company estimates net annualized savings from this program of approximately $100 million. The Company’s 2015 results were affected by these charges as well as negative impact of foreign currency fluctuations, lower technology revenue, and higher pension expenses.

In 2015, several new executive officers joined the Company, in addition to our new President and CEO. The Company also filled several key leadership roles below the executive officer level to support its new vertical go-to-market approach and delivery model.

The focus of the Company’s leadership team was on reducing costs and building the infrastructure to support our new go-to-market strategy. The Named Officers were accountable for successfully implementing the cost savings plan, streamlining processes, and taking actions to improve our future competitiveness and agility, with the goal of driving future shareholder value.

The Company’s 2015 results were impacted by the matters referred to above:

•	Net loss of $(110) million (which included $109 million of pretax pension expense);

•	$119 million of cost reduction charges;

•	Revenue of $3,015 million;

•	$1 million of cash generated from operations, which included $148 million of pension contributions; and

•	A cash balance of $365 million at year end.

The Company’s results and the overall business environment, including the Company’s cost reduction program, were considered when determining compensation paid for 2015, as discussed below. The Company’s 2015 incentive targets were set recognizing that 2015 would be a transition year given the amount of organizational change.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for a more detailed description of the Company’s financial results.

Compensation Actions for 2015

The Company continually evaluates its executive pay programs to ensure that they reflect current business priorities, alignment of pay and performance, competitive practice, and good governance.

Key compensation components and changes with respect to the Named Officers for 2015 included:

Compensation Component	Description
Limited fixed pay

•   Base pay represents 16% of Mr. Altabef’s total target compensation and 31% of total compensation on average for the other Named Officers.

•   No base salary increases were provided to the Named Officers in 2015 due to economic conditions and Company efforts to contain costs.

•   Perquisites are generally limited to financial planning and executive physicals, which are prevalent in the market and designed to promote financial security and executive wellness.

Stronger linkage to annual performance and profitability

•   The Named Officers participate in the Executive Variable Compensation (“EVC Plan”), a short-term cash incentive program with each Named Officer assigned a target bonus as a percentage of salary.

•   In 2015, the EVC was modified to (a) eliminate a quarterly component and migrate the entire award to an annual measurement of corporate performance and (b) increase the maximum possible payout from 160% to 200% of target, while at the same time increasing the range of performance between target and maximum goals. These changes were intended to strengthen the focus on annual performance, encourage superior performance, and better align with competitive practice.

•   Performance measures include pre-tax profit, revenue, and free cash flow goals.

•  A funding gate was also introduced in 2015 requiring a threshold level of pre-tax profit be met prior to making a payment on any metric in order to ensure a minimum level of profitability before paying bonuses.

•   For 2015, the funding gate was met and the actual amount of short-term incentive compensation earned by the Current Named Officers was 108% of their respective target bonus amounts.

Compensation Component	Description
Greater emphasis on multi-year performance

•    Long-term incentive opportunity provided through performance-based Restricted Stock Units (RSUs), stock options, and time-based RSUs.

•    Stock options and time-based RSUs vest one-third annually over 3 years.

•   In 2015, the Company increased the term of stock options from five to seven years and increased the performance period of the performance-based RSUs from one year to three years to support our longer-term focus and better align with market practice.

•    The maximum payout of the performance-based RSUs was also increased from 150% to 200% of target to encourage superior performance and to align with practices of our peer companies.

•    Performance measures changed from technology revenue and services operating margin to a measure based on total company operating profit. Total company operating profit encompasses both technology revenue and services operating margin in a single metric. This measure aligns well with our longer-term business priorities, is meaningful to our stockholders, and provides a comprehensive assessment of performance that participants in the plan are able to impact.

•    Performance-based RSUs are earned one-third annually over a three year period to the extent the Company achieves its operating profit goal in each of 2015, 2016, and 2017 with vesting on the anniversary of grant.

•    Based on the Company’s operating profit in 2015, each performance-based RSU granted to the Current Named Officers that was tied to 2015 performance converted into 1.072 shares of the Company’s common stock with vesting on the first anniversary of grant.

Base salaries and short-term cash incentive awards for 2015 were generally aligned with the market median. In consideration of the Company’s desire to achieve an appropriate balance between the goals of its long-term incentive program, its compensation expense and dilution to its stockholders, the grant date value of these long-term incentive awards to the Named Officers, as shown in the Summary Compensation Table on page 56, in the aggregate, was between the 25th percentile and the median for awards shown in market reference data. Therefore, total target compensation for 2015 is below the median for most of the Current Named Officers.

Pay for Performance Alignment

The Company’s executive compensation programs are designed to both hold executives accountable for meeting short-term objectives expected to result in long-term value creation and align realized and realizable pay with longer term performance. Although the leadership changes in 2015 make it challenging to evaluate pay and performance over multiple years, the Company remains focused on pay-for-performance principles and alignment of interests of executives and stockholders. Approximately 70% and 60% of the total target compensation of Mr. Altabef’s and the other Named Officers, respectively, was at risk and approximately 47% and 46%, respectively, was dependent upon the achievement of performance metrics.

In 2015, the compensation programs included the design elements described below in order to align pay with performance:

Program	Performance-Based Elements
Executive Variable Compensation Plan

•   Tied to achievement of targets relating to pre-tax profit, revenue, and free cash flow.

•   Requires a threshold level of pre-tax profit for a payout to be made on any metric.

•  No payouts for performance below threshold.

Performance-Based RSUs	• Earned over a three year period based on operating profit in each of the three years. • No payouts for performance below threshold.
Stock Options	• Compensation at time of exercise only to the extent the stock price exceeds the exercise price.

Because a large portion of the Named Officers’ compensation is based on equity awards, there can be significant differences between “realized” compensation, “realizable” compensation and compensation as set forth in the Summary Compensation Table on page 56 and in prior years’ proxy statements. Different views of compensation and how each perspective is defined are shown below:

	Summary Compensation Table	Target Total Direct Compensation	Realized Compensation	Realizable Compensation
Purpose	SEC mandated disclosure	Used to evaluate target compensation opportunity and mix of compensation elements	Used to evaluate pay for performance alignment	Used to evaluate pay for performance alignment

Base Salary	Base salary earned during the year	Annualized base salary	Same as Summary Compensation Table	Same as Summary Compensation Table

Short-Term Incentive	Annual EVC bonus paid for prior year performance	Target annual bonus	Same as Summary Compensation Table	Same as Summary Compensation Table

Long-Term Incentives	Accounting value of long-term incentives granted in prior year	Accounting value of long-term incentives granted in prior year	Gains on stock options upon exercise Gains on time-based RSUs or performance-based RSUs that vested	Gains on time-based RSUs or performance-based RSUs that vested In-the-money value of outstanding equity
Other	Mandated SEC disclosure which includes items such as Unisys Savings Plan matching contributions and perquisites.	Not included	Not included	Not included

Realized and realizable compensation differ from compensation shown in the Summary Compensation Table in the way that equity-based awards are valued. As required by the SEC, the Summary Compensation Table shows the fair value of stock awards and option awards as of the date of grant, calculated in accordance with accounting rules. These amounts represent the Company’s accounting expense for these grants. The amounts do not reflect the actual number of performance-based RSUs earned based on the Company’s performance and, for both RSUs and stock options, do not take into account changes in the Company’s stock price after the date of grant, both of which affect actual compensation earned. Realizable compensation takes both of these factors into account. Below is an example showing the 2015 target compensation, realized compensation, and realizable compensation for Mr. Altabef, President and Chief Executive Officer.

Target total direct compensation represents Mr. Altabef’s target pay opportunity for 2015. Both realized and realizable compensation show Mr. Altabef’s salary of $972,000 and his actual bonus payout of $1,312,200. Realized pay shows the value of Mr. Altabef’s time-based RSUs which vested on January 5, 2016 and performance-based RSUs, which were earned for 2015 performance and vested on February 5, 2016. Based on the Unisys common stock price of $10.59 at vesting, realized long-term incentives were approximately $372,000, significantly less than the value of Mr. Altabef’s equity at the time of grant, which was over $3,700,000. The Realizable Compensation column also incorporates the value of unvested equity as of February 5, 2016, assuming a stock price of $10.59 and target performance. The chart shows that while Mr. Altabef’s target total direct compensation is approximately $5,900,000, his realized pay is approximately $2,600,000, and his realizable pay is approximately $3,300,000. These differences are largely due to the decline in stock price since the time of grant, reflecting a strong alignment between compensation and shareholder value creation. The chart above provides supplemental information regarding the compensation paid to Mr. Altabef and should not be viewed as a substitute for the Summary Compensation Table found on page 56.

Compensation Policies and Practices

The Compensation Committee continually evaluates the Company’s compensation policies and practices to ensure that they are consistent with good governance practices. To that end, the Company:

•	Has stock ownership guidelines for both officers and directors;

•	Generally does not pay tax gross-ups on perquisites;

•

Has made changes to change in control employment agreements entered into with newly elected officers that (a) shorten the benefits continuation period from three years to two years, (b) reduce benefits from a multiple of three to a multiple of two times salary and bonus, (c) eliminate excise tax gross-ups and (d) eliminate the provision allowing the executive to receive benefits if he or she voluntarily terminates employment during the 13th month following a change in control, except that Mr. Altabef’s change in control employment agreement provides for a multiple of two and one-half times salary and bonus;

•	Has in place a compensation risk assessment process to assess the risks of its compensation programs and policies;

•	Has an insider trading policy that prohibits employees, officers and directors from engaging in hedging transactions or pledging Unisys securities;

•

Has a clawback policy, which applies to all the Named Officers and other executive officers of the Company, under which the Company will seek to recover incentive-based compensation (including cash and equity) from executive officers if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement, as determined by the independent members of the Board (or a special committee of independent directors appointed by the Board) following a recommendation from the Compensation Committee;

•	Has an independent outside compensation consultant that is engaged by the Compensation Committee;

•	Has set a three-year performance period for determining if performance-based RSUs have been earned;

•	Has established a funding gate, which requires a threshold level of profitability prior to paying a bonus based on any metric;

•

Has set metrics for performance-based long-term equity incentive awards that differ from the performance metrics used for short-term incentive awards, providing a more comprehensive assessment of performance; and

•	Limits discretionary bonuses; incentives linked to performance assessed relative to pre-established objectives.

In evaluating its compensation program, the Company also considers the results of its most recent stockholder advisory vote on executive compensation. At the 2015 annual meeting, the Company’s executive compensation program received a favorable vote of over 87% of the shares present and entitled to vote (including abstentions in the vote totals). In each of 2013 and 2014, the Company received a favorable vote of over 96%. The Company believes that this shows that its stockholders support the overall design of the Company’s compensation program and its compensation decisions.

The Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles, with a significant portion of target compensation at risk and based on the Company’s performance. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and the compensation of the Named Officers varies depending upon the achievement of these goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company.

Compensation Philosophy

As described above, the Company’s executive compensation program is designed to attract, retain and motivate executives who lead the Company’s business, to reward them for achieving both financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (1) base salary, (2) short-term cash incentives tied to annual performance and (3) long-term incentives in the form of RSUs, stock options and/or other stock-based awards.

Each of the three principal elements of the Company’s executive compensation program is essential to meeting the program’s overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries are used primarily to attract and retain executives responsible for the Company’s success. Cash incentive compensation is “at-risk” compensation designed both to reward executives for the achievement of short-term goals and to attract and retain executives. Long-term incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for long-term business success and to attract and retain executives responsible for this long-term success.

The Company has not adopted a formula to allocate total compensation among its various components. As a general matter, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be consistent with the median for the Peer Group Companies. However, the Company incorporates flexibility into its compensation programs and into the assessment process to respond to and adjust for the changing business environment, to emphasize, as needed, one or more of its compensation objectives and to take into consideration individual performance, as well as the relative complexity and strategic importance of any particular position held.

Market References

The Company’s executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of the Company’s executive compensation program for 2015, the Compensation Committee compared the Company’s overall compensation practices (types of compensation paid, mix of variable and fixed compensation, mix of cash and equity-based compensation and the like) and compensation levels for the Chief Executive Officer, Chief Financial Officer and business unit leaders (total annual compensation, as well as each component of their total compensation) with the Peer Group Companies listed below. The list of Peer Group Companies was developed with input from the Compensation Committee’s compensation consultant using a rules-based selection process that focused on companies that are similar to the Company with respect to business operations (product and services offerings, customer base, end markets, etc.) and size of revenue and employee population (generally from one-third to three times the size of the Company’s revenue and employee population). Market capitalization was also considered as a secondary criterion. The Peer Group Companies for 2015 were:

CACI International Inc.	Diebold Inc.	ManTech International Corporation
CGI Group, Inc.	Fidelity National Information Services, Inc.	NCR Corporation
Cognizant Technology Solutions Corporation	Fiserv, Inc.	Pitney Bowes
Computer Sciences Corporation	Lexmark International Inc.	Sapient Corporation
Convergys Corporation

The Compensation Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape. In October 2015, the committee’s compensation consultant recommended, and the committee approved, revisions to the list of companies to be used to evaluate executive compensation in 2016. The table below summarized those revisions:

Added to peer list	Removed from peer list
EPAM Systems	Diebold
Leidos Holdings	Fidelity National Information Services
Rackspace Hosting	Lexmark International
ServiceNow	Pitney Bowes
Sapient

The Compensation Committee believes that these revisions are in line with its objectives of developing a peer group comprising companies with a size, complexity and business mix comparable to that of the Company.

When determining 2015 compensation for other executive officers, the committee considered information compiled by its consultant from the 2014 Towers Watson CDB High Tech Survey, the 2014 Equilar Compensation Report for technology companies and the 2014 Comptryx Compensation Survey. These surveys show compensation levels across a broad spectrum of technology companies and are used to inform the Compensation Committee regarding market executive compensation levels, particularly for positions other than Chief Executive Officer, Chief Financial Officer and business unit leaders.

Comparisons to “market” in the “Executive Compensation” section of this proxy statement generally are based on the market consisting of the Peer Group Companies when referring to the Chief Executive Officer, Chief Financial Officer, business unit leaders and compensation practices and are based on the companies included in the Towers Watson, Equilar and Comptryx surveys discussed above when referring to other executive officers.

Role of Compensation Consultants and Management

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. In 2015, Pearl Meyer & Partners (“Pearl Meyer”) was the committee’s outside compensation consultant. In this role, Pearl Meyer performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and director compensation, particularly analyses of the Company’s executive and director compensation in comparison to the Peer Group Companies. Pearl Meyer spoke with the chair of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and met from time to time in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, throughout 2015 the committee solicited input from Mr. Altabef regarding the compensation of those executives who reported directly to him. In connection with these recommendations, Mr. Altabef consulted with the Company’s head of human resources and senior executive compensation staff and met periodically with the Compensation Committee’s outside compensation consultant to review the market reference data. In addition, Mr. Altabef provided recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the performance measures used in the Company’s bonus and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels. In connection with these recommendations, Mr. Altabef consulted with the Company’s Chief Financial Officer. Although Mr. Altabef regularly attended Compensation Committee meetings, his compensation package was considered by the committee in an executive session without him present, using data, analysis and advice provided by the outside compensation consultant, and then reviewed and approved by the independent members of the Board of Directors. The Compensation Committee also met from time to time in executive session with the outside compensation consultant, but without the presence of Mr. Altabef or any other members of management, to consider, among other things, the compensation recommendations proposed by Mr. Altabef.

President and Chief Executive Officer

Under a letter agreement entered into between Mr. Altabef and the Company, he is entitled to an annual base salary of not less than $972,000 per year and is eligible to earn an annual bonus with a target bonus opportunity of not less than 125% of his annual base salary. Mr. Altabef is also eligible to receive equity and other long-term incentive awards under the Company’s long-term incentive plans in each year such awards are made to executive officers generally and to participate in the benefit programs generally made available to executive officers as in effect from time to time.

Principal Components of Executive Officer Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation.

Base Salary

Elected officers’ initial base salaries are determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the market compensation data. Thereafter, increases in salary can be based on the Compensation Committee’s evaluation of any number of factors, including the individual’s level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the market compensation data. In reviewing executive compensation for 2015, the Compensation Committee determined that no elected officers would receive salary increases in 2015 given economic conditions and the Company’s ongoing efforts to contain costs and manage cash, except in the case of two elected officers who are not Named Officers, who received increases due to promotions. In its review, the committee also considered the relationship of executive compensation at the Company to the market compensation data and determined that salaries that had been in effect for 2014 for the Named Officers remained generally consistent with the median for the market.

Short-Term Variable Incentive Compensation

During 2015, all of the Company’s elected officers were eligible to receive an annual bonus in the form of cash incentive compensation through the EVC Plan. Compensation under the EVC Plan is “at-risk” compensation intended to motivate and reward executives for the attainment of short-term performance goals. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to bonus payments and the amounts of such bonuses. For 2015, the amount of incentive compensation awards paid to the Named Officers under the plan depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company performance goals were met.

The EVC Plan design for 2015 was modified from the prior year to eliminate the quarterly component and to make any payments under the plan dependent upon surpassing a funding gate based on pre-tax profit. As a result of this design change, the amount for which participants under the EVC Plan were eligible for maximum performance was increased from 160% to 200% and the range of performance between target and maximum performance goals was increased.

	2014 Design		2015 Design
Component	Weighting (% of Overall Target)	Payout Range	Weighting (% of Overall Target)	Payout Range
Quarterly	40% (10% per quarter)	< Threshold: 0% Threshold: 50% Target: 100%	0%	Not applicable
Annual	60%	< Threshold: 0% Threshold: 50% Target: 100% Maximum: 200%	100%	<Threshold: 0% Threshold: 50% Target: 100% Maximum: 200%
Total	100%	Maximum upside of 160%	100%	Maximum upside of 200%

The EVC design was modified to place a stronger focus on annual results compared to the prior design, which had both quarterly and annual components, to better align with market practice and to further incent outstanding performance. In 2015 each executive officer’s achievement under the EVC Plan was based on the Company’s achievement with respect to three corporate metrics: pre-tax profit, revenue and free cash flow. In order to further promote profitable growth, in 2015 the Company introduced a funding gate based on pre-tax profit, which had to be met at the threshold level in order to pay any short-term incentive compensation to executive officers.

Target annual bonus amounts for elected officers are approved by the committee and are intended to be competitive in the market in which the Company competes for talent. They are therefore set at or around the median for comparable positions in the market. For 2015, target bonus amounts, which are stated as a percentage of base salary, were as follows for the Named Officers: Peter A. Altabef – 125%; Janet B. Haugen – 90%; D. Neil Gissler – 95%; Jeffrey E. Renzi – 95%; David A. Loeser – 70%; and Ronald S. Frankenfield – 95%.

In 2015, pre-tax profit was weighted 40%, revenue was weighted 35%, and free cash flow was weighted 25%. In addition to establishing goals at the target performance level, the Committee also set threshold and maximum performance levels for each criterion, which would result in payment at 50% and 200% of target, respectively, if achieved. No bonus would be paid by the Company in respect of a criterion if performance was below the threshold level. The performance targets were set to reward strong management performance, given the Company’s strategic objectives and the economic conditions at the time the targets were set, which are described more fully under “Company Performance” on page 38. In establishing the performance goals, the Committee considered probability of achievement of different levels of performance as well as the uncertainty concerning the Company’s performance in 2015, including lower projected technology revenue and anticipated adverse impact of currency rates. The range of performance between threshold and target and target and maximum was broadened on the pre-tax profit and free cash flow metrics, in particular, due to uncertainty around performance, the potential impact of the funding trigger, and the greater upside opportunity for maximum performance. In order to receive any payments, the threshold level of pre-tax profit needed to be met. The table below summarizes the weighting, the threshold, target and maximum performance levels and the actual results for each performance metrics:

		Full Year Metrics			Results
Metrics	Weighting	Threshold	Target	Maximum	Actual	% Funding	Weighted Payout %
Pre-tax profit	40%	$77	$167	$192	$189	187%	75%
Revenue	35%	$3,000	$3,162	$3,320	$3,015	55%	19%
Free Cash Flow	25%	($15)	$60	$100	($6)	56%	14%

							108%

For the full year, EVC bonuses were funded for all of the performance metrics based on actual results compared to the metrics. The aggregate percentage of target bonus amounts paid with respect to all three performance metrics for the full year, after taking into account the weightings of performance metrics discussed above, was 108%.

The above performance metrics include non-GAAP financial measures. Pre-tax profit excludes defined benefit pension expense and charges in connection with cost reduction actions and other expense. The Company defines free cash flow as cash from operations less capital expenditures. Free cash flow also excludes defined benefit pension contributions and cost reduction payments. These metrics therefore will differ from the amounts shown in the Company’s financial statements.

The following table summarizes bonus amounts paid to the Named Officers for 2015 under the 2015 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the second paragraph of this section. The EVC Plan gives the Compensation Committee discretion to consider individual performance and to make awards accordingly. Except as noted in the following table, bonus awards to the Named Officers for 2015 were determined by formula based on the performance of the Company against its performance goals. Target amounts for each Named Officer were determined in February 2015 and assume that each Named Officer remained employed by the Company through December 31, 2015.

Named Officer	Total Target Amount ($)	Total Actual Amount Paid ($)
Peter A. Altabef	1,215,000	1,312,200
Janet B. Haugen	502,585	542,792
D. Neil Gissler (1)	522,500	406,605
Jeffrey E. Renzi	451,250	487,350
David A. Loeser	315,000	340,200
Ronald S. Frankenfield (2)	451,250	324,455

(1)	The annual target amount shown for Mr. Gissler reflects an annualized bonus target; however, because Mr. Gissler’s employment with Unisys began after January 1, 2015, the actual amount of annual bonus paid was paid on a pro rata basis based on his service time during the year.

(2)	Amounts shown include payments made to Mr. Frankenfield equal to a pro rata portion of Mr. Frankenfield’s annual bonus for which he would have been eligible under the EVC Plan had his employment with the Company not terminated based on his service time during the year (January 1 through August 31).

Long-Term Incentive Awards

Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. They are also used as a vehicle to attract, retain and motivate executives responsible for the Company’s long-term success. The Company makes an annual long-term incentive grant to its executives during the first quarter of the year and also may make grants to newly hired employees in connection with their employment.

In 2015, changes were made to the long-term incentive program in order to better reflect the Company’s strategic direction in 2015 and to better align with the practices of the Peer Group Companies. Long-term incentives granted included non-qualified stock options and performance-based and time-based RSUs. The Compensation Committee believed that using three different types of awards would provide balance to the Company’s long-term incentive program and mitigate risk associated with any single award type.

Stock options, which vest over three years, are intended to serve as a retention vehicle and to align the recipients’ interests with stockholders’ long-term interests because they have value after vesting only if and to the extent that the Company’s stock price exceeds the exercise price of the stock option. Stock options granted in 2015 had an exercise price equal to the fair market value of Unisys common stock on the date of grant. Stock options comprised approximately 35% of the target long-term incentive grant date value. In 2015, the Company increased the stock option term from five to seven years to promote a longer-term focus and align with practices of our Peer Group Companies.

Performance-based RSUs comprised approximately 45% of the target long-term incentive award in terms of grant date value. In 2014, performance-based RSUs were based on 2014 performance with any earned units vesting over 3 years. In 2015 the Company increased the performance period from one year to three years, each with distinct goals. This change was made in order to provide a longer term focus and measure performance over the entire three-year period while also creating a strong focus on execution in 2015. Due to the challenges of setting three-year performance goals in the current environment of uncertainty, the design was structured to establish performance goals separately for each year in the performance period. This design was selected to foster a sense of urgency to meet near term goals and reward consistent profitable performance over time which is expected to drive long-term value creation. Performance measures in the plan also changed from technology revenue and services operating margin to a total company measure based on operating profit. Total company operating profit incorporates revenue and profitability across the company in a single measure. This change was made to better align with our current strategy, strengthen alignment with a metric of particular interest to our stockholders, and utilize a metric to which leaders across the Company have strong line-of-sight.

Performance-based and time-based RSUs, which also vest over a three year period, serve as a retention vehicle and align the recipients’ interests with those of stockholders because the value of the RSUs, once earned, increases and decreases directly based on the Company’s stock price. Time-based RSUs comprised approximately 20% of the target long-term incentive grant date value.

For the performance-based RSUs, threshold, target and maximum performance levels were set for each year’s goal. These levels increase incrementally each year. In establishing these goals for 2015, the Committee considered the probability of achieving different performance levels as well as the uncertainty in the Company’s short-term performance. None of the performance-based RSUs granted in 2013 and 2014 were earned. The RSUs are convertible into shares of Unisys common stock at rates ranging from 0.5 shares per RSU (for performance at threshold level) to 1.0 share per RSU (for performance at target level) to 2.0 shares per RSU (for performance at or above maximum level). If the Company’s performance with respect to a performance period is below the threshold level, no shares will be earned in respect of that performance period, and the related RSUs will be cancelled. The table below summarizes the threshold, target and maximum performance levels, actual results for the performance metric and the conversion rate applied to vesting RSUs based on these results for the performance-based RSUs tied to 2015 performance:

(1)	Operating profit excludes pension expense and charges for cost reduction actions and other expense and is subject to adjustment by the Chief Executive Officer and the Compensation Committee of the Board for special items such as acquisitions/divestitures, reorganizations, restructurings or accounting changes.

(2)	Shares of stock per unit ratios at performance goal levels between threshold and target and between target and maximum are interpolated on a straight-line basis. Based on 2015 operating profit of $183 million, the actual conversion rate for 2015 was 1.072 shares per unit.

Based on the Company’s operating profit in 2015, each performance-based RSU granted to the Current Named Officers that was tied to 2015 performance vested into 1.072 shares of the Company’s common stock on February 5, 2016. The actual financial measure results and conversion rates for the target shares tied to 2016 and 2017 performance will be determined based on financial results for those years.

Long-term incentive awards granted to each Named Officer in 2015 are set forth in “Grants of Plan-Based Awards” on page 57. In 2015, the grant date value of the awards to each Named Officer was generally below the market median.

The Company has modified its long-term incentive program for 2016. A long-term performance cash component was introduced, while stock options were removed. These changes allow us to reduce potential shareholder dilution relative to the 2015 program while increasing emphasis on achievement relative to our operating profit performance goals. The design is intended to reward consistent profitability over multiple years, which is anticipated to lead to long-run shareholder value. Considerations in making this change include share availability and potential dilution, current stock price, and information provided by the Committee’s consultant on market practice and current trends.

In 2016, approximately 67% of Mr. Altabef’s total compensation is in the form of long-term incentives. For the Current Named Officers other than Mr. Gissler, approximately 40% is in the form of long-term incentives. The 2016 program is summarized below.

Element	Weight (by value)	Design
Performance-Based RSUs (PB-RSUs)	1/3

•   1/3 of target number of units tied to 2016, 2017, and 2018 operating profit based metrics

•   Vesting and payout of each tranche occurs the 1st, 2nd, and 3rd anniversary of grant, respectively

•   Threshold = 50% vesting; Maximum = 200% vesting

Time-Based RSUs (TB-RSUs)	1/3	• Vest 1/3 annually
Performance Cash	1/3

•   1/3 of target award tied to 2016, 2017, and 2018 operating profit based metrics

•  Vesting and payout of each tranche occurs on the 1st, 2nd, and 3rd anniversary of grant, respectively

•   Threshold = 50% vesting; Maximum = 200% vesting

In line with the Company’s financial goals, the performance metrics for performance-based RSUs and performance cash granted in 2016 will continue to be operating profit, which will be measured over a three-year period.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under revised guidelines put into effect in February 2011, elected officers are expected to own Unisys stock or stock units (including vested “in the money” stock options, unvested time-based RSUs and earned performance-based RSUs that have not yet vested) having a value equal to a multiple of their annual base salary, as follows: Chief Executive Officer – 3 times; Chief Financial Officer and senior vice presidents with responsibility for a business unit – 1.5 times; other senior vice presidents – 1 times; vice presidents – 0.5 times. Unvested stock options, vested “under water” stock options and performance-based RSUs that have not yet met the performance criteria will not count toward fulfillment of the ownership guidelines. Officers are expected to meet the ownership guidelines within five years of election. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 35.

Stock Option/RSU Granting Practices

As set forth above, in 2015 long-term incentives generally took the form of stock options and RSUs. Most awards are granted in the annual grant made to executives, although awards may also be granted as part of the hiring process. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee early each year, at the time the Compensation Committee approves the type and number of awards to be granted and finalizes the performance criteria for performance-based awards. For grants in the United States, the grant date is no earlier than the date of the meeting, and the exercise price of stock options is at least 100% of the fair market value of Unisys common stock on the date of grant. The dates of regularly scheduled Board and committee meetings are generally determined many months in advance as part of the normal Board calendaring process.

Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants that require the approval of the Compensation Committee are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings or by written consent in advance of the individual’s employment commencement date. For these grants, the date of grant is the date of the meeting if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s Chief Executive Officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the Chief Executive Officer, his direct reports and employees subject to Section 16 of the Securities Exchange Act of 1934). The committee’s delegation of authority specifies that for these stock options the grant date will be either (a) the first business day of the month following the date of the Chief Executive Officer’s approval, if the individual has commenced employment at Unisys, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The Chief Executive Officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

As with stock options, RSUs may also be granted as part of the hiring process. The same procedures regarding the Chief Executive Officer’s authority with respect to, and the timing of, stock option grants to new employees also apply to RSUs granted to new hires.

Other Bonuses

The Company has a strong bias towards incentives based on pre-established goals and limits use of discretionary bonuses. In limited cases, the Company has provided modest sign-on bonuses to executives due to value forgone at a prior employer or in order to induce a new executive to join the Company. Sign-on bonuses are often paid in installments to mitigate risk if the executive leaves the Company. Mr. Gissler was provided a sign-on bonus in order to induce him to join the Company and compete with offers that provided a higher cash component. This bonus is disclosed in the Summary Compensation Table on page 56.

Mr. Frankenfield left the Company in August 2015. The bonus paid to Mr. Frankenfield represents a pro rata portion of his annual bonus based on his period of service during the year (January 1 through August 31).

Other Benefits

Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, subject to underwriting approvals and applicable corporate governance requirements, officers elected prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an elected officer’s base salary plus target bonus during active employment and a death benefit equal to two and one-half times an elected officer’s base salary immediately prior to retirement for retired elected officers who remain eligible for the benefit. The Company increases the benefit payable to the elected officer’s beneficiary to cover any income and employment taxes due. This benefit was eliminated and is no longer available to newly elected officers. Perquisites available to executive officers include financial counseling/tax preparation services and an annual physical examination.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

The 2010 Plan permits the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the 2010 Plan that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jared L. Cohon

Alison Davis

Leslie F. Kenne

Lee D. Roberts (Chair)

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Officers for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary (1)(2) ($)	Bonus (2)(3) ($)	Stock Awards (4)(5) ($)	Option Awards (4) ($)	Non- Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (6) ($)	All Other Compen- sation (7) ($)	Total ($)
Peter A. Altabef President and Chief Executive Officer	2015	972,000	—	2,420,790	1,373,958	1,312,200	—	33,208	6,112,155
Janet B. Haugen Senior Vice President and Chief Financial Officer	2015 2014 2013	558,428 558,428 558,428	— — —	489,290 659,276 191,200	235,405 309,699 283,511	542,792 344,595 34,226	— 514,749 —	7,950 7,800 7,650	1,833,865 1,879,798 1,075,015
D. Neil Gissler Senior Vice President, Services and Delivery	2015	396,169	50,000	566,020	258,170	406,605	—	7,065	1,684,029
Jeffrey E. Renzi Senior Vice President and President Global Sales	2015 2014	475,000 462,715	—	570,650 650,440	274,714 412,290	487,350 280,517	— —	18,621 21,665	1,826,335 1,827,627
David A. Loeser Senior Vice President, Worldwide Human Resources	2015 2014	450,000 450,000	— —	264,872 356,906	127,485 167,711	340,200 200,309	— —	35,279 61,448	1,217,837 1,236,374
Ronald S. Frankenfield Former Senior Vice President and President Enterprise Solutions	2015 2014 2013	352,443 475,000 475,000	324,455	570,650 741,565 215,100	274,714 348,453 318,950	— 286,950 31,881	— 111,865 —	944,010 7,800 7,650	2,466,272 1,859,768 1,048,581

(1)	Amounts shown for 2015 include an accrued vacation payout of $35,777 to Mr. Frankenfield made upon termination of employment.

(2)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(3)	Amounts shown for 2015 include a sign-on bonus of $50,000 to Mr. Gissler and payments of $324,455 made to Mr. Frankenfield equal to a pro rata portion of the annual bonus for which he would have been eligible under the EVC Plan had his employment with the Company not terminated based on his service time during the year (January 1 through August 31).

(4)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2015 financial statements. For more details on grants in 2015, see “Grants of Plan-Based Awards” below.

(5)	Amounts shown for 2015 represent the aggregate grant date fair value of the performance-based RSUs, assuming that target performance levels are met, and the time-based RSUs granted to each Named Officer on February 5, 2015. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Altabef – $3,995,790; Ms. Haugen – $828,064; Mr. Gissler— $914,340; Mr. Renzi – $965,698; Mr. Loeser – $448,158; and Mr. Frankenfield – $965,698.

(6)	Amounts shown are the increase in pension value only. Effective December 31, 2006, the Company’s U.S. defined benefit pension plans were frozen, and benefits thereunder ceased to accrue. The changes in pension value shown in the table are principally due to the changes in the discount rate used to determine the present value of the accumulated benefit.

(7)	For 2015, amounts consist of the following: Mr. Altabef – matching contributions of $7,950, perquisites of $14,558, which include financial planning and physical, and a gross-up for state and local taxes of $10,700; Ms. Haugen – matching contributions of $7,950; Mr. Gissler – matching contributions of $7,065; Mr. Renzi – matching contributions of $3,975, perquisites of $8,236 and a gross-up for state and local taxes of $6,410; Mr. Loeser – matching contributions of $7,950, perquisites of $21,759, which include commuting costs, financial planning and physical and a gross-up for state and local taxes of $5,571; and Mr. Frankenfield – matching contributions of $7,813, perquisites of $7,550, severance of $926,250 and outplacement costs of $2,397.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2015 to the Named Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Altabef	1/5/2015	607,500	1,215,000	2,430,000				30,000	140,000	$28.19	3,794,748
	2/5/2015				35,000	70,000	140,000			$22.50
Janet B. Haugen	2/5/2015	251,293	502,585	1,005,170	7,495	14,990	29,980	6,660	26,350	$22.60	724,695
D. Neil Gissler	4/30/2015	261,250	522,500	1,045,000	8,000	16,000	32,000	10,000	30,000	$21.77	824,190
Jeffrey E. Renzi	2/5/2015	225,625	451,250	902,500	8,740	17,480	34,960	7,770	30,750	$22.60	845,364
David A. Loeser	2/5/2015	157,500	315,000	630,000	4,055	8,110	16,220	3,610	14,270	$22.60	392,357
Ronald S. Frankenfield	2/5/2015	225,625	451,250	902,500	8,740	17,480	34,960	7,770	30,750	$22.60	845,364

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual bonuses in the form of cash incentive compensation through the Company’s EVC Plan. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation awards paid to the Named Officers under the EVC Plan generally depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company performance goals were met.

Awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based RSUs granted under the 2010 Plan. These RSUs, which are discussed more fully in “Compensation Discussion and Analysis” above, are earned one-third annually over a three-year period to the extent the Company achieves a performance goal relating to operating profit in each of 2015, 2016 and 2017, respectively, and then such earned performance-based RSUs vest on the first, second and third anniversary of grant, respectively, if the Named Officer is then employed by the Company. Based on the Company’s operating profit in 2015, each performance-based RSU granted to the Current Named Officers that was tied to 2015 performance vested into 1.072 shares of the Company’s common stock on February 5, 2016.

Awards shown under “All Other Stock Awards” are time-based RSUs granted under the 2003 Plan or the 2010 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Awards shown under “All Other Option Awards” are non-qualified stock options granted under the 2003 Plan or the 2010 Plan. These options will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Peter A. Altabef	0	140,000		28.19	1/5/2020	30,000	331,500	70,000	773,500
Janet B. Haugen	28,800	0		38.68	2/10/2016	10,853	119,926	14,990	165,640
	28,800	0		19.52	2/9/2017
	21,334	10,666		23.90	2/7/2018
	9,191	18,379		32.27	2/12/2019
	0	26,350		22.60	2/5/2022
D. Neil Gissler	0	30,000		21.77	4/30/2022	10,000	110,500	16,000	176,800
Jeffrey E. Renzi	12,001	23,999		32.90	1/21/2019	13,103	144,788	17,480	193,154
	0	30,750		22.60	2/5/2022
David A. Loeser	24,000	12,000		18.47	5/2/2018	8,542	94,389	8,110	89,616
	4,977	9,953		32.27	2/12/2019
	0	14,270		22.6	2/5/2022
Ronald S. Frankenfield	28,800	0		38.68	2/10/2016
	32,000	0		19.52	2/9/2017
	24,001	11,999		23.90	2/7/2018
	10,341	20,679		32.27	2/12/2019
	0	30,750		22.60	8/31/2020

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Name	Vesting Date	Number of Shares
Peter A. Altabef	1/5/2016 1/5/2017 1/5/2018	46,667 46,667 46,666
Janet B. Haugen	2/5/2016 2/7/2016 2/12/2016 2/5/2017 2/12/2017 2/5/2018	8,784 10,666 9,190 8,783 9,189 8,783
D. Neil Gissler	4/30/2016 4/30/2017 4/30/2018	10,001 10,000 9,999

Name	Vesting Date	Number of Shares
Jeffrey E. Renzi	1/21/2016 2/5/2016 1/21/2017 2/5/2017 2/5/2018	12,000 10,251 11,999 10,250 10,249
David A. Loeser	2/5/2016 2/12/2016 5/2/2016 2/5/2017 2/12/2017 2/5/2018	4,757 4,977 12,000 4,757 4,976 4,756
Ronald S. Frankenfield	2/5/2016	10,251
	2/7/2016	11,999
	2/12/2016	10,340
	2/5/2017	10,250
	2/12/2017	10,339
	2/5/2018	10,249

(2)	Awards shown are time-based RSUs. These awards are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares
Peter A. Altabef	1/5/2016 1/5/2017 1/5/2018	10,000 10,000 10,000
Janet B. Haugen	2/5/2016 2/12/2016 2/5/2017 2/12/2017 2/5/2018	2,221 2,097 2,220 2,096 2,219
D. Neil Gissler	4/30/2016 4/30/2017 4/30/2018	3,334 3,333 3,333
Jeffrey E. Renzi	1/21/2016 2/5/2016 1/21/2017 2/5/2017 2/5/2018	2,667 2,591 2,666 2,590 2,589
David A. Loeser	2/5/2016 2/12/2016 5/2/2016 2/5/2017 2/12/2017 2/5/2018	1,204 1,133 2,666 1,203 1,133 1,203

(3)	Market value reflects the $11.05 closing price of Unisys common stock on December 31, 2015.

(4)	Awards shown are performance-based RSUs for which the number of shares earned has not yet been determined. If earned, these awards are scheduled to vest as follows if the individual is then employed by the Company.

Name	Vesting Date	Number of Shares
Peter A. Altabef	2/5/2016 2/5/2017 2/5/2018	23,334 23,333 23,333
Janet B. Haugen	2/5/2016 2/5/2017 2/5/2018	4,997 4,997 4,996
D. Neil Gissler	4/30/2016 4/30/2017 4/30/2018	5,334 5,333 5,333
Jeffrey E. Renzi	2/5/2016 2/5/2017 2/5/2018	5,827 5,827 5,826
David A. Loeser	2/5/2016 2/5/2017 2/5/2018	2,704 2,703 2,703

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2015 for each of the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter A. Altabef	—	—	—	—
Janet B. Haugen	—	—	3,729	85,993
D. Neil Gissler	—	—	—	—
Jeffrey E. Renzi	—	—	2,667	71,209
David A. Loeser	—	—	3,801	84,256
Ronald S. Frankenfield	—	—	4,170	96,164

Pension Benefits

Certain of the Company’s officers participate in the following three pension plans sponsored by Unisys in the United States. Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

•	Unisys Pension Plan (the “Pension Plan”) – a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•

Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) – a non-qualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•

Unisys Corporation Elected Officer Pension Plan (the “Officer Plan”) – a non-qualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

The table below presents pension plan information as of December 31, 2015 for certain of the Named Officers. Mr. Altabef, Mr. Renzi, Mr. Gissler and Mr. Loeser are not participants in any of the three pension plans because they were not employed by the Company prior to when the plans were frozen.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Janet B. Haugen	Pension Plan Supplemental Plan Officer Plan	10.667 10.667 10.667	517,578 231,503 1,840,852	— — —
Ronald S. Frankenfield	Pension Plan Supplemental Plan Officer Plan	25.000 25.000 25.000	645,985 3,103 —	— — —

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. However, for executives who are not eligible for unreduced benefits prior to age 65, benefits are assumed to commence at age 65. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the MRP-2007 base table (sex distinct) projected with Scale MMP-2007. The discount rate used is 4.56% per annum. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for Officer Plan participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s bookkeeping account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on

5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. Ms. Haugen and Mr. Frankenfield are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment; or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Ms. Haugen and Mr. Frankenfield are eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2015, Ms. Haugen was vested in her Pension Plan benefit and would have been eligible to immediately receive the cash balance portion of her benefit upon termination of employment. Ms. Haugen is eligible to receive an early retirement benefit under the career pay formula. Mr. Frankenfield, whose employment with the Company terminated in August 2015, is vested in his Pension Plan benefit. He is eligible to commence his benefit immediately.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

Unisys Corporation Supplemental Executive Retirement Income Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

As of December 31, 2015, Ms. Haugen was vested in her Supplemental Plan benefit. Ms. Haugen was vested as of December 31, 2004 and is eligible to immediately receive the pre-2005 cash balance portion of her benefit upon termination of employment. Ms. Haugen is also eligible to receive an early retirement benefit. Mr. Frankenfield, whose employment with the Company terminated in August 2015, is eligible to commence his Supplemental Plan benefit.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

The Company has established a grantor trust relating to the Supplemental Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the Officer Plan. The Officer Plan was closed to entrants as of December 31, 2006. As a result, Ms. Haugen is the only Named Officer who is eligible for the plan.

The Officer Plan provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the Pension Plan and the Supplemental Plan.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the Supplemental Plan.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Officer Plan.

Generally, benefits under the Officer Plan vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2015, Ms. Haugen was vested in her Officer Plan benefits. Ms. Haugen is currently eligible to receive an early retirement benefit.

The Company has established a grantor trust relating to the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Savings Plan

The Named Officers are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2015, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

Name	Executive Contributions in 2015 ($)	Company Contributions in 2015 ($)	Aggregate Earnings in 2015 ($) (1)	Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance at December 31, 2015 ($) (1)
Peter A. Altabef	—	—	—	—	—
Janet B. Haugen	—	—	(279)	—	214,569
D. Neil Gissler	—	—	—	—	—
Jeffrey E. Renzi	—	—	—	—	—
David A. Loeser	—	—	—	—	—
Ronald S. Frankenfield	—	—	(44)	—	33,759

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Current Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

Mr. Altabef’s Letter Agreement

Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as President and Chief Executive Officer, if Mr. Altabef’s employment is terminated by the Company without cause or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as Chief Executive Officer) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef, subject to his execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.

Executive Officer Severance Agreements

The Company has entered into letter agreements with certain of its executive officers, including the Current Named Officers other than Mr. Altabef, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each such executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.

The amount of the termination payments to which the Current Named Officers would be entitled if their employment had terminated on the last business day of 2015 under circumstances entitling them to the payments above are set forth below, along with the total amounts that would have been payable to them in respect of medical, dental and vision coverage under the terms of their respective agreements.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)
Peter A. Altabef	4,374,000	28,246
Janet B. Haugen	1,061,013	14,123
Jeffrey E. Renzi	926,250	10,763
D. Neil Gissler	1,072,500	805
David A. Loeser	765,000	925

The Current Named Officers are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

Change in Control Agreements

The Company has entered into change in control employment agreements with its executive officers, including the Current Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Beginning in 2010, the Company made changes to the change in control employment agreements that it enters into with newly elected officers that (a) shorten the benefits continuation period from three years to two years, (b) reduce benefits from a multiple of three to a multiple of two times salary and bonus, (c) eliminate excise tax gross-ups and (d) eliminate the provision allowing the executive to receive benefits if he or she voluntarily terminates employment during the 13th month following a change in control. Ms. Haugen entered her change in control employment agreement before these changes were implemented, but the change in control employment agreements that Mr. Altabef, Mr. Renzi. Mr. Gissler and Mr. Loeser entered into do include these changes. Mr. Altabef’s change in control employment agreement is substantially similar to the other post-2010 change in control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the annual bonus paid after the change of control. The material terms of each of the change in control employment agreements with the Current Named Officers are summarized below.

Pre-2010 Change in Control Agreements

A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location) or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits. For Ms. Haugen, these benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to three years base salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus), (3) a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, (4) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the three-year period, (5) for three years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee, plus a tax gross-up on that amount. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. However, if the gross-up payment in respect of the excise tax would not result in a net after-tax benefit to the executive of at least $50,000, then no gross-up payment will be made, and the termination payments will be reduced (a “Cutback”) to an amount that will not give rise to the excise tax. The executive is under no obligation to mitigate amounts payable under these agreements.

Post-2010 Change in Control Agreements

Mr. Altabef, Mr. Renzi, Mr. Gissler and Mr. Loeser are entitled to the same special termination benefits enumerated above, except that (a) the lump sum payment referred to in (2) above will be equal to two years salary and bonus (or, in the case of Mr. Altabef, two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the annual bonus paid after the change of control), (b) the lump sum payment referred to in (4) above will be for two years of welfare plan premiums and (c) the continued eligibility for health coverage referred to in (5) above will be for two years. In addition, neither Mr. Altabef, Mr. Renzi, Mr. Gissler nor Mr. Loeser’s agreement provides for any gross-up for any excise tax imposed on any payment by the Company under Section 4999 of the Internal Revenue Code. The payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Altabef, Mr. Renzi, Mr. Gissler or Mr. Loeser.

Summary

If the Current Named Officers had become entitled to the special termination benefits described above on the last business day of 2015, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Pension Accrual ($)(1)	Value of Outplacement Services ($)(2)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Excise Tax Gross-Up ($)(3)	Total ($)(4)
Peter A. Altabef	1,215,000	5,467,500		50,000	25,423	28,801	—	6,786,724
Janet B. Haugen	513,292	3,215,160	—	50,000	25,728	90,446	563,314	4,457,940
D. Neil Gissler	522,500	2,145,000		50,000	—	—	—	2,717,500
Jeffrey E. Renzi	280,517	1,511,034	—	50,000	9,500	21,179	—	1,872,230
David A. Loeser	200,309	1,300,618	—	50,000	13,986	1,581	—	1,566,494

(1)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006.

(2)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(3)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plans. The calculations use a Federal excise tax rate of 20%, a Federal income tax rate of 39.6%, a Medicare tax rate of 2.35% and the current income tax rates for the states of residence of the Named Officers.

(4)	Amounts shown in this column do not include the value of the vested awards shown in the tables below under “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs, and, in the case of awards granted beginning in February 2010, a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and time-based RSUs will become fully vested and, depending on the applicable plan, either a pro-rata portion (based on the completed portion of the related performance cycle) or the full amount of the target amount of performance-based RSUs will vest. If a change in control and a termination of employment had occurred on the last business day of 2015, the Current Named Officers would have become vested in the following number of RSUs, having the following values:

Name	Vested Units (#)	Value of Vested Units (1)($)
Peter A. Altabef	53,334	589,341
Janet B. Haugen	25,843	285,565
D. Neil Gissler	26,000	287,300
Jeffrey E. Renzi	30,583	337,942
David A. Loeser	16,652	184,005

(1)	Based on the $11.05 closing price of Unisys common stock on December 31, 2015.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

Name	Stock Options (#)	Exercise Price ($)
Peter A. Altabef	140,000	28.19
Janet B. Haugen	10,666	23.90
	18,379	32.27
	26,350	22.60
D. Neil Gissler	30,000	21.77
Jeffrey E. Renzi	30,750	22.60
	23,999	32.90
David A. Loeser	12,000	18.47
	9,953	32.27
	14,270	22.60

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 60. As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan become immediately vested upon a change in control of the Company.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2015, no officers or directors had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2017 annual meeting of stockholders must be received by the Company by November 18, 2016.

Any stockholder who intends to present a proposal at the 2017 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 28, 2017.

Any stockholder who intends to make a nomination for the Board of Directors at the 2017 annual meeting must deliver to the Company no later than January 27, 2017 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2015 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Forward Looking Statements

These proxy materials contain information that may constitute “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, those discussed under “Factors that may affect future results” and “Cautionary Statement Pursuant to the U.S. Private Securities Litigation Reform Act of 1995” in Part I, Item 1A of the Company’s 2015 Form 10-K. Any forward-looking statement speaks only as of the date on which that statement is made. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000, plus expenses.

By Order of the Board of Directors,

Gerald P. Kenney

Senior Vice President, General Counsel

and Secretary

Dated: March 18, 2016

APPENDIX A

UNISYS CORPORATION 2016 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN

The purpose of the Plan is to provide (i) designated employees of the Company and its subsidiaries and (ii) non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, other equity-based awards and incentive awards. The Company believes that the Plan will support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short and long-term objectives and linked to increases in shareholder value.

The Plan is a successor to the Prior Plans. No additional grants will be made under the Prior Plans after the Effective Date. Outstanding grants under the Prior Plans shall continue in effect according to their terms, consistent with the Prior Plans.

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 27 below.

SECTION 1.    ADMINISTRATION

(a) Committee. The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee shall consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, and “independent directors” as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded. However, the Board may ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to non-employee directors. The Committee may delegate authority to one or more subcommittees or one or more officers, as it deems appropriate, provided, however, that any delegation to one or more officers of the Company shall be subject to such guidelines as prescribed by the Committee and shall only apply to Grantees who are not subject to Section 16 of the Exchange Act and who are not “covered employees” within the meaning of section 162(m) of the Code. To the extent the Board, a subcommittee or one or more officers administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board, subcommittee or officer.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine who from among the Eligible Participants will receive Awards under the Plan, (ii) determine the type, size and terms and conditions of the Awards to be made under the Plan, (iii) determine the time when the Awards will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and the restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued Award, subject to Section 18 below, (v) determine any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Award, (vi) determine whether any Award shall be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants, and (vii) deal with any other matters arising under the Plan. The Committee may accelerate the vesting of any Awards at any time for any reason and may provide for complete or partial exceptions to any service or performance requirement as it deems appropriate.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, procedures, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Grantees. No person acting under this Section 1 shall be held liable for any action or determination made with respect to the Plan or any Award under the Plan, except for the willful misconduct or gross negligence of such person.

(d) Delegation of Administration. The Committee may delegate certain administrative matters under the Plan to such officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Award Agreements in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of an Award, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this subsection shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

SECTION 2.    AWARDS

(a) Awards under the Plan may consist of grants of Incentive Stock Options as described in Section 5, Non Qualified Stock Options as described in Section 5 (Incentive Stock Options and Non Qualified Stock Options are collectively referred to as “Options”), SARs as described in Section 6, Stock Awards as described in Section 7, Stock Units (including Dividend Equivalents) as described in Section 8, Other Equity Awards as described in Section 9 and Incentive Awards as described in Section 10 (hereinafter collectively referred to as “Awards”).

(b) All Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Grantee in the Award Agreement.

(c) All Awards shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3.    SHARES SUBJECT TO THE PLAN

(a) Shares Authorized. Subject to adjustment as described in subsection (d), the total aggregate number of shares of Common Stock that may be issued or transferred under the Plan is the sum of the following: (i) 2,500,000 shares, plus (ii) shares subject to outstanding awards under the Prior Plans immediately prior to the Effective Date, to the extent that such awards terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid under the applicable Prior Plan on or after the Effective Date, plus (iii) the aggregate number of shares remaining available for issuance under the Prior Plans immediately prior to the Effective Date that are not subject to outstanding awards under the Prior Plans immediately prior to the Effective Date (the “Plan Limit”); provided that in no event shall the Plan Limit exceed 8,100,000 shares of Common Stock, and provided further that, for purposes of clauses (ii) and (iii), (x) the Plan Limit shall not include shares of Common Stock surrendered in payment of the exercise price of outstanding options under any Prior Plan, shares withheld or surrendered for payment of taxes with respect to outstanding awards of any type under any Prior Plan, and shares repurchased by the Company on the open market with the proceeds of the exercise price of outstanding options under any Prior Plan, and (y) if stock appreciation rights outstanding under any Prior Plan are exercised and settled in Common Stock, the full number of shares subject to such stock appreciation rights shall not be again available for issuance under the Plan, without regard to the number of shares issued upon settlement of the stock appreciation rights.

(b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. The issuance of any shares of Common Stock shall result in a reduction of the number of shares of Common Stock available for Awards. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, Other Equity Awards or Incentive Awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. To the extent that any Awards are designated in an Award Agreement to be paid in cash, and not in shares of Common Stock, such Awards shall not count against the Plan Limit. Shares of Common Stock surrendered in payment of the exercise price of an Option, shares withheld or surrendered for payment of taxes with respect to any Award, and shares repurchased by the Company on the open market with the proceeds of the exercise price of Options, shall not be available for re-issuance under the Plan. If SARs are exercised and settled in Common Stock, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs. The preceding provisions of this subsection (b) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Awards may be granted to any Grantee under the Plan.

(c) Individual Limits.

(i) The maximum aggregate number of shares of Common Stock with respect to which Awards may be made under the Plan to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described in subsection (d) below.

(ii) The maximum aggregate number of shares of Common Stock with respect to which Stock Awards, Stock Units, Dividend Equivalents, Other Equity Awards or Incentive Awards may be granted under the Plan to any individual during any calendar year as Performance-Based Awards under Section 11 is 1,000,000 shares, subject to adjustment as described in subsection (d).

(iii) A Grantee may not accrue Dividend Equivalents, or receive Incentive Awards, granted as Performance-Based Awards during any calendar year that are payable in cash, for an Award measured with respect to a performance period of one year or less in excess of $5,000,000.

(iv) A Grantee may not accrue Dividend Equivalents, or receive Incentive Awards, granted as Performance-Based Awards during any calendar year that are payable in cash, for an Award measured with respect to a performance period of more than one year in excess of $10,000,000.

(v) The foregoing individual limits shall apply without regard to whether such Awards are to be paid in shares of Common Stock or cash.

(d) Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the Plan, the maximum number of shares of Common Stock for which any individual may receive Awards in any year as set forth in subsection (c) above, the kind and number of shares covered by outstanding Awards, the kind and number of shares issued or transferred and to be issued or transferred under the Plan and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards, provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control of the Company, the provisions of Section 15 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4.    ELIGIBILITY FOR PARTICIPATION

(a) Eligible Participants. All Employees and Non-Employee Directors shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”).

(b) Selection of Grantees. The Committee shall select the Eligible Participants to receive Awards, type of Award and the number of shares of Common Stock subject to each Award in such manner as the Committee determines. Eligible Participants who receive Awards under this Plan shall hereinafter be referred to as “Grantees.”

(c) Continued Service. For purposes of this Plan, unless provided otherwise by the Committee in the Award Agreement, a Grantee’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Employer as an employee or non-employee member of the Board or a change in the Employer entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s continuous employment or service to the Employer.

SECTION 5.    OPTIONS

(a) General Requirements. The Committee may grant Options to an Eligible Participant upon such terms as the Committee deems appropriate under this Section 5.

(b) Number of Shares. The Committee shall determine the number of shares of Common Stock that will be subject to each Award of Options to an Eligible Participant.

(c) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Non Qualified Stock Options that are not intended to so qualify or any combination of Incentive Stock Options and Non Qualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its subsidiaries, as defined in section 424 of the Code. Non Qualified Stock Options may be granted to any Eligible Participant.

(ii) The purchase price (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(d) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, as may be determined by the Committee and specified in the Award Agreement; provided, that Options shall be subject to time-based vesting over a period of not less than one year and/or performance-based vesting over a performance period of not less than one year. The Committee may grant Options that are subject to achievement of performance goals or other conditions.

(f) Effect of Termination of Service. Except as provided in the Award Agreement, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer.

(g) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) by certified or bank check or such other instrument as the Committee may permit, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Common Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, (v) by such other method as the Committee may approve, to the extent permitted by applicable law, or (vi) by any combination of the foregoing. Shares of Common Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 13) at such time as may be specified by the Committee. No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(d) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Non Qualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a subsidiary (within the meaning of section 424 of the Code). The aggregate number of shares of Common Stock that may be issued under the Plan as Incentive Stock Options is 2,500,000 shares, subject to adjustment as described in Section 3(d), and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

SECTION 6.    STOCK APPRECIATION RIGHTS

(a) General Requirements. The Committee may grant SARs to an Eligible Participant. The Committee shall establish the number of shares and the terms of the SAR at the time the SAR is granted.

(b) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to, or greater than, the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

(c) Exercisability; Term.

(i) A SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement, consistent with the Plan, provided, however, that SARs shall be subject to time-based vesting over a period of not less than one year and/or performance-based over a performance period of not less than one year. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. No SAR shall be exercisable later than ten years after the date of grant.

(ii) SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as set forth in the Award Agreement.

(d) Exercise of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Award Agreement.

(e) Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Common Stock or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Common Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

SECTION 7.    STOCK AWARDS

(a) General Requirements. The Committee may issue or transfer shares of Common Stock to an Eligible Participant under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 7. Shares of Common Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration and be subject to restrictions or to no restrictions, as determined by the Committee. Each Stock Award shall be subject to such terms and conditions as shall be determined by the Committee and as set forth in the Award Agreement, including, without limitation, restrictions based upon the sale or other disposition of such shares, vesting conditions that lapse based on the passage of time, achievement of certain performance conditions or as otherwise determined by the Committee and the right of the Company to reacquire such shares for no consideration upon termination of the Grantee’s employment within specified periods. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Common Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 14. To the extent that the Company determines to issue certificates, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Award. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the Restriction Period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Common Stock or in such other form as dividends are paid on Common Stock, as determined by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.

SECTION 8.    STOCK UNITS

(a) General Requirements. The Committee may grant Stock Units representing one or more shares of Common Stock to Eligible Participants, upon such terms and conditions as the Committee deems appropriate under this Section 8, consistent with the Plan.

(b) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a share of Common Stock or an amount based on the value of a share of Common Stock, if specified conditions established by the Committee are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(c) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met or under other circumstances. Stock Units may be paid at the end of a specified vesting or performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. A Stock Unit granted by the Committee shall provide for payment in shares of Common Stock, cash or a combination thereof and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. The Committee shall specify in writing the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service. Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(e) Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, in Common Stock or in a combination of the two, as determined by the Committee.

(f) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Grantees currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Grantee, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Common Stock or in a combination of the two, as determined by the Committee. Any Dividend Equivalents underlying Stock Units which are payable based on the achievement of specific performance conditions shall vest and become payable at the same time as the underlying Stock Units.

SECTION 9.    OTHER EQUITY AWARDS

The Committee may grant Other Equity Awards, which are awards (other than those described in Section 5, Section 6, Section 7, Section 8 or Section 10 of the Plan) that are based on, measured by or payable in Common Stock to any Eligible Participant, on such terms and conditions as the Committee shall determine. Other Equity Awards may be granted subject to the achievement of performance goals or other conditions.

Other Equity Awards may be denominated in cash, shares of Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in cash, Common Stock or other securities, or in a combination of cash, Common Stock and other securities, all as determined by the Committee in the Award Agreement.

SECTION 10.    INCENTIVE AWARDS

The Committee may grant Incentive Awards to Eligible Participants. Incentive Awards are performance-based Awards that are expressed in U.S. currency, but may be payable in the form of cash, Common Stock, or a combination of both. The Committee shall determine the terms and conditions applicable to Incentive Awards, including the criteria for the vesting and payment of Incentive Awards. Incentive Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Common Stock. Incentive Awards may be either annual Incentive Awards with a performance cycle of one year or less or long-term Incentive Awards with a performance cycle of more than one year. The target amount of the Incentive Award, the performance goals, the applicable performance cycle, the form of payment, and other terms and conditions applicable to an Incentive Award will be determined in the sole discretion of the Committee and will be set forth in an Award Agreement.

Payment with respect to an Incentive Award will be at the time or times set forth in the Award Agreement.

SECTION 11.    QUALIFIED PERFORMANCE-BASED COMPENSATION

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Awards, Stock Units, Dividend Equivalents, Other Equity Awards or Incentive Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code (“Performance-Based Awards”). The provisions of this Section 11 shall apply to any such Performance-Based Awards.

(b) Performance Goals. When Awards are made under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may be used on an absolute or relative basis and may relate to the Employee’s business unit, region, sector or industry group, a specific product or service line, or the performance of the Company or a subsidiary or the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: basic or diluted earnings per share; total shareholder return; operating income; net income; cash flow (including but not limited to, operating cash flow, free cash flow, and cash flow return on capital); return on equity, capital, assets, or sales; revenue or revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”) or EBITDA growth; stock price; debt-to-capital ratio; stockholders’ equity per share; operating income as a percent of revenue; gross profit as a percent of revenue; selling, general and administrative expenses as a percent of revenue; pre-tax profit; orders; improvements in capital structure; budget and expense management; productivity ratios; economic value added or other value added measurements; operating efficiency; working capital targets; enterprise value; customer value; customer satisfaction; completion of acquisition or business expansion. The performance goals need not be uniform as among Grantees. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.

(c) Establishment of Goals. Performance goals must be pre-established by the Committee. A performance goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a performance goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but may reduce the amount of compensation that is payable, pursuant to Performance-Based Awards.

(d) Maximum Payment. The maximum number of shares of Common Stock that may be subject to Awards that are intended as Performance-Based Awards made to an individual during a calendar year shall not exceed the individual limit set forth in Section 3 of the Plan. The maximum amount of cash that may be subject to Awards that are intended as Performance-Based Awards made to an individual for a performance period shall not exceed the individual limit set forth in Section 3 of the Plan

(e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Award Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of all other terms of the Award Agreement.

(f) Death, Disability or Other Circumstances. To the extent consistent with section 162(m) of the Code, the Committee may provide that Performance-Based Awards shall be payable or restrictions on such Performance-Based Awards shall lapse, in whole or in part, in the event of the Grantee’s death or disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

(g) Adjustments. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. In setting the performance goals for “qualified performance-based compensation” within the period prescribed in subsection (c), the Committee may provide for such adjustments as it deems appropriate, to the extent consistent with the requirements of section 162(m) of the Code, including (i) to exclude one or more specified components of the calculation thereof or (ii) to include one or more other specified items, including, but not limited to, exclusions under subsection (i) or inclusions under subsection (ii) designed to reflect changes during the performance period in generally accepted accounting principles or in tax rates, currency fluctuations, the effects of acquisitions or dispositions of a business or investments in whole or in part, debt reduction charges, extraordinary or nonrecurring items, the gain or loss from claims or litigation and related insurance recoveries, the effects of impairment of tangible or intangible assets, or the effects of restructuring or reductions in force or other business recharacterization activities, income or expense related to defined benefit or defined contribution pension plans, uninsured losses from natural catastrophes or political and legal developments affecting the

Company’s business (including losses as a result of war, terrorism, confiscation, expropriation, seizure, new regulatory requirements, business interruption or similar events).

(h) Status of Performance Awards under Code Section 162(m). It is the intent of the Company that Awards under this Section 11 constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 11 shall be interpreted in a manner consistent with section 162(m) of the Code and the regulations thereunder. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Awards under this Section 11 does not comply or is inconsistent with the requirements of section 162(m) of the Code or the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

SECTION 12.    DEFERRALS

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Award, or may permit a Grantee to defer compensation payable to the Grantee in the form of an Award under the Plan. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals, subject in all respects to the applicable provisions of section 409A of the Code.

SECTION 13.    WITHHOLDING OF TAXES

(a) Required Withholding. All Awards under the Plan shall be subject to applicable federal (including FICA), foreign, state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Awards pay to the Employer the amount of any federal, foreign, state or local taxes that the Employer is required to withhold with respect to such Awards, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Awards. The Company may require the payment of any taxes before issuing any shares of Common Stock pursuant to the Award.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Awards paid in Common Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), foreign, state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 14.    TRANSFERABILITY OF AWARDS

(a) Nontransferability of Awards. Except as provided in subsection (b) below, only the Grantee may exercise rights under an Award during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Non Qualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Grantee may transfer Non Qualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Non Qualified Option and the transferred Non Qualified Option shall continue to be subject to the same terms and conditions as were applicable to the Non Qualified Option immediately before the transfer.

SECTION 15.    CONSEQUENCES OF A CHANGE IN CONTROL

(a) Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Awards shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such Change in Control, any outstanding Options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding Awards are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such Change in Control (i) all such outstanding Options and SARs that are not assumed or replaced shall accelerate and become fully exercisable, (ii) the restrictions and conditions on all such outstanding Stock Awards that are not converted to similar grants shall fully lapse and (iii) all such outstanding Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards that are not converted to similar grants shall be fully vested. After a Change in Control, references to the “Employer” as they relate to employment matters shall include the successor employer.

(b) Vesting upon Certain Terminations of Employment. Unless the Award Agreement provides otherwise, if a Grantee’s Award is assumed as provided in Section 15(a) and if, within the two year period following the occurrence of such Change in Control, the Grantee’s employment is terminated by the Company without Cause, or the Grantee resigns for Good Reason, then as of the date of such Grantee’s termination of employment or service all of such Grantee’s then outstanding (i) Options and SARs shall automatically accelerate and become fully exercisable, (ii) Stock Awards shall have all restrictions and conditions immediately lapse and (iii) Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards shall be fully vested; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award shall become vested at the target level of performance.

(c) Other Alternatives. Notwithstanding the foregoing, in the event of a Change in Control, the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Grantee: (i) the Committee may determine that outstanding Options and SARs shall accelerate and become fully exercisable, in whole or part; (ii) the Committee may determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or part; (iii) the Committee may determine that outstanding Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards shall be fully vested, in whole or part; (iv) the Committee may require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; or (vi) determine that Grantees shall receive a payment in settlement of outstanding Stock Awards, Stock Units, Dividend Equivalents, Incentive Awards or Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.

SECTION 16.    AGREEMENT WITH GRANTEES

Each Award made under the Plan shall be evidenced by an Award Agreement containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Award Agreement, the provisions of the Plan shall control.

SECTION 17.    REQUIREMENTS FOR ISSUANCE OF SHARES

No shares of Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such shares of Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and if the Company determines to issue certificates representing such shares, such certificates may be legended to reflect any such restrictions. Any certificates representing shares of Common Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Grantee shall have any right as a stockholder with respect to Common Stock covered by an Award until shares have been issued to the Grantee.

SECTION 18.    AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment. The Board may amend or terminate the Plan at any time, provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws or to comply with applicable stock exchange requirements.

(b) No Repricing Without Stockholder Approval. Except as provided in Section 3(d), the Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change in Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining stockholder approval.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair Awards outstanding or the power and authority of the Committee with respect to an outstanding Award.

(d) Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under a right that has been reserved in the Plan or the Award Agreement, including under Section 15 and Section 26(a). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 15 and Section 26(a) or may be amended by agreement of the Company and the Grantee consistent with the Plan. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(e) Stockholder Approval for Performance-Based Awards. If Awards are granted as Performance-Based Awards under Section 11 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if additional Performance-Based Awards are to be made under Section 11 and if required by section 162(m) of the Code or the regulations thereunder.

(f) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 19.    FUNDING OF THE PLAN

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. In no event shall interest be paid or accrued on any Award, including unpaid installments of Awards. No Grantee or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 20.    RIGHTS OF GRANTEES

Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 21.    NO FRACTIONAL SHARES

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 22.    SEVERABILITY

In case any provision of this Plan or of any Award Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 23.    HEADINGS

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 24.    EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of April 28, 2016 (the “Effective Date”), subject to approval of the Company’s stockholders.

SECTION 25.    NOTICES

All notices under the Plan shall be in writing, and shall be addressed to the General Counsel and shall be delivered to the Company at:

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

Attention: General Counsel

Any notices to the Grantee, shall be delivered to the Grantee personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company.

SECTION 26.    MISCELLANEOUS

(a) Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option, stock award or other grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Company Policies. All Awards under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board or the Committee, as in effect from time to time.

(c) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Awards of Performance-Based Awards comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(d) Section 409A. The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change in Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code and all installment payments shall be treated as a separate payment, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Award granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 60 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. Notwithstanding anything in this Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Awards under this Plan, and in no event shall the Company have any responsibility or liability if any Award does not meet the applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, foreign, state, local or other tax law.

(e) Employees Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(f) No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its subsidiaries or affiliates, or their directors or officers or the Committee, on the one hand, and the Grantee, the Company, its subsidiaries or affiliates or any other person or entity, on the other.

(g) Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

SECTION 27.    DEFINITIONS

When used in this Plan, the following terms will have the respective meanings set forth below.

(a) “Award” shall have the meaning set forth in Section 2(a).

(b) “Award Agreement” means the written instrument that sets forth the terms and conditions of an Award, including all amendments thereto.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” with respect to any Grantee, unless otherwise specified in the Award Agreement, means the Grantee (i) is intentionally dishonest in any aspect of his or her employment; (ii) is convicted (including pursuant to a plea of guilty or nolo contendere) of any felony, or a misdemeanor that impairs his or her ability to substantially perform his or her job or is otherwise injurious to the Company; (iii) engages in conduct which is against the best interest of the Company, including conduct that violates the Unisys Code of Ethical Conduct; (iv) violates any law or administrative regulation related to the Company’s business; (v) willfully fails to perform his or her duties to a substantial degree; or (vi) uses the Company’s confidential or proprietary information improperly. The termination of employment or service of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a written notice from the Committee (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel, to be heard before the Committee, which the Grantee must request in accordance with Section 25), finding that, in the good faith opinion of the Committee, the Grantee is guilty of the conduct alleged, and specifying the particulars thereof in detail.

(e) “Change in Control” shall be deemed to have occurred if:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Stock (the “Outstanding Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual’s becoming a director after the effective date of the Plan whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately before the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of the corporation except to the extent that the Person owned 20% or more of the Outstanding Stock or Outstanding Voting Securities before the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination.

Notwithstanding the foregoing, the Committee may modify the definition of Change in Control for a particular Award as set forth in the Award Agreement, as the Committee deems appropriate, to comply with section 409A of the Code.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g) “Committee” shall have the meaning set forth in Section 1(a).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Unisys Corporation, and any successor corporation, as determined by the Committee.

(j) “Dividend” means a dividend paid on shares of Common Stock.

(k) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Common Stock subject to the Stock Unit by the per-share cash Dividend, or the per-share fair market value (as determined by the Committee) of any Dividend in consideration other than cash, paid by the Company on its Common Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(l) “Effective Date” shall have the meaning set forth in Section 24.

(m) “Eligible Participant” shall have the meaning set forth in Section 4(a).

(n) “Employed by, or provide service to, the Employer” means, unless otherwise specified in the Award Agreement, employment or service as an Employee or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, Incentive Awards, Dividend Equivalents, Performance-Based Awards and Other Equity Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee and member of the Board). Notwithstanding the foregoing, with respect to any Award subject to section 409A of the Code, “employed by, or provide service to, the Employer” shall be interpreted within the meaning of section 409A of the Code and the related Treasury Regulations.

(o) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(p) “Employer” means the Company and its subsidiaries, as determined by the Committee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercise Price” shall have the meaning set forth in Section 5(c).

(s) “Fair Market Value” per share of Common Stock means, unless the Committee determines otherwise with respect to a particular Award, the sales price of a share of Common Stock (i) on the New York Stock Exchange as of the official close of the New York Stock Exchange at 4 p.m. U.S. Eastern Standard Time or Eastern Daylight Time, as the case may be, on the relevant date (or if there were no trades on that date the latest preceding date upon which a sale was reported) or (ii) on such other stock exchange, designated by the Committee in its sole discretion, as the official close of such exchange on such date (or if there were no trades on that date the latest preceding date upon which a sale was reported).

(t) “Good Reason” with respect to any Grantee, unless otherwise specified in the Award Agreement, means (i) a material diminution in the Grantee’s authority, duties or responsibilities; (ii) any material breach by the Company of the terms of the Plan or an Award Agreement issued under the Plan; (iii) a material change in the Grantee’s work location, at a minimum of 50 miles radius from the Grantee’s then primary work location; or (iv) a material diminution in the Grantee’s compensation, including base salary or annual target bonus, in each case, without the Grantee’s consent. Notwithstanding the foregoing, a Grantee shall not have Good Reason unless the Grantee provides notice to the Company in accordance with Section 25 of the condition the Grantee claims gives rise to Good Reason within 90 days of the initial occurrence of such condition, the Company fails to remedy the condition within 30 days after receiving notice from the Grantee, and the Grantee’s termination of employment occurs within 30 days after the lapse of the Company’s cure period; provided, however, that in the event that a Grantee provides notice to the Company of a condition that the Grantee claims gives rise to Good Reason, the Committee shall make a determination in good faith as to whether the condition constitutes Good Reason, and the determination by the Committee shall be binding upon all parties. This definition of “Good Reason” shall be interpreted and applied in a manner that is consistent with the terms of Treasury Regulation Section 1.409A-1(n)(2) and guidance thereunder.

(u) “Grantee” shall have the meaning set forth in Section 4(b).

(v) “Incentive Award” shall mean an incentive award granted under the Plan as described under Section 10.

(w) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code, as described in Section 5.

(x) “Non-Employee Director” means a member of the Board, or a member of the Board of Directors of a subsidiary of the Company, who is not an Employee.

(y) “Non Qualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code, as described in Section 5.

(z) “Option” means an Incentive Stock Option or Non Qualified Stock Option, as described in Section 5.

(aa) “Other Equity Award” means any Award based on, measured by or payable in Common Stock (other than an Option, Stock Unit, Stock Award, SAR or Incentive Award), as described in Section 9.

(bb) “Performance-Based Awards” shall have the meaning set forth in Section 11.

(cc) “Plan” means this Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan, as may be amended from time to time.

(dd) “Prior Plans” means the Company’s 2003 Long-Term Incentive and Equity Compensation Plan, 2007 Long-Term Incentive and Equity Compensation Plan and 2010 Long-Term Incentive and Equity Compensation Plan, all as may be amended and restated.

(ee) “Restriction Period” shall have the meaning set forth in Section 7(a).

(ff) “SAR” means a stock appreciation right, as described in Section 6

(gg) “Stock Award” means an award of Common Stock, as described in Section 7.

(hh) “Stock Unit” means an award of a phantom unit representing a share of Common Stock, as described in Section 8.

UNISYS CORPORATION

801 LAKEVIEW DRIVE, SUITE 100

BLUE BELL, PA 19422

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Unisys Corporation in mailing proxy materials, you can consent to receive all future proxy statements, annual reports and proxy cards electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00473-P73228-Z67161	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNISYS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 4

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Peter A. Altabef	☐	☐	☐
	1b. Jared L. Cohon	☐	☐	☐			For	Against	Abstain
	1c. Alison Davis 1d. Nathaniel A. Davis 1e. Denise K. Fletcher 1f. Philippe Germond 1g. Leslie F. Kenne 1h. Lee D. Roberts 1i. Paul E. Weaver	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2016;	☐	☐	☐
					3.	Advisory vote on executive compensation;	☐	☐	☐

					4.	Approval of the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan.	☐	☐	☐

Mark here for address change or comments. SEE REVERSE SIDE

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

				☐	Please indicate if you would like to keep your vote confidential.		Yes ☐	No ☐

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

April 28, 2016

8:00 a.m., local time

Philadelphia Marriott Downtown

1201 Market Street

Philadelphia, PA 19107

YOUR VOTE IS IMPORTANT

THANK YOU FOR VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice of 2016 Annual Meeting and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E00474-P73228-Z67161

UNISYS CORPORATION
PROXY FOR ANNUAL MEETING TO BE HELD APRIL 28, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter A. Altabef, Denise K. Fletcher and Paul E. Weaver, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)